Exhibit 10.1

EXECUTION VERSION

Certain information in this document, designated by [***], has been excluded pursuant to Item 601(b)(10)(iv) of Regulation S-K under the Securities Act of 1933, as amended, because it is both (i) not material and (ii) the type that the registrant treats as private or confidential.

July 31, 2026
LIBERTY GLOBAL BROADBAND I LIMITED
VODAFONE EUROPE B.V.
LIBERTY GLOBAL HOLDING B.V.

SHAREHOLDERS’ AGREEMENT RELATING TO LIBERTY GLOBAL HOLDING B.V.

Agreed Form documents:

Articles

THIS AGREEMENT is dated July 31, 2026
PARTIES:
(1)LIBERTY GLOBAL BROADBAND I LIMITED, a private company incorporated in England and Wales with limited liability with its registered address at 120 King’s Road, London, England, SW3 4TR and registered number 09382062 (Liberty Global);
(2)VODAFONE EUROPE B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) with corporate seat (statutaire zetel) in Rotterdam, the Netherlands and its office address at Rivium Quadrant 173, 15th Floor, 2909 LC Capelle aan den IJssel, the Netherlands, registered with the Trade Register of the Dutch Chamber of Commerce under number 27166573 (Vodafone Europe); and
(3)LIBERTY GLOBAL HOLDING B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) with corporate seat (statutaire zetel) in Amsterdam, the Netherlands and its office address at Hildegard von Bingenstraat 28-30, The Pulse Building - 12th and 13th floor, 1081 LH Amsterdam, the Netherlands, registered with the Trade Register of the Dutch Chamber of Commerce under number 34242712 (the Company).
Words and expressions used in this agreement (the Agreement) shall be interpreted in accordance with Schedule 4 (Definitions and Interpretation).
WHEREAS:
(A)The capital structure of the Company at the Effective Date consists of 17,637,275,223 voting ordinary shares A (the A Shares) and 1,959,697,247 voting ordinary shares B (the B Shares) as set out in Schedule 1 to this Agreement (Capital Structure at the Effective Date).
(B)Liberty Global and Vodafone Europe are entering into this Agreement in order to set out the terms governing their relationship as shareholders in the Company and, indirectly, other Group Members which includes (without limitation), VodafoneZiggo Group Holding B.V. (VZ) (including its direct and indirect subsidiaries (excluding, for the avoidance of doubt, the IoT IMSI JV and any of its direct and indirect subsidiaries), the VZ Group), Telenet Group Holding NV (including its direct and indirect subsidiaries, the Telenet Group), each including their direct and indirect subsidiaries from time to time.

IT IS AGREED:
1.Corporate governance of the Company
Composition

1.1The governance of the Company shall be structured as follows:
(a)with effect from the Effective Date and until the date that is the earlier of: (i) a Listing, and (ii) eighteen (18) months following the Effective Date, the Company shall have a management board (raad van bestuur) (the Board) and, at the election of LG, a supervisory board (raad van commissarissen) (the Supervisory Board, and each person appointed, a Supervisory Director); and
(b)in the event that no Listing has occurred by the date that is eighteen (18) months following the Effective Date, the Company shall have a Board and a Supervisory Board including the Vodafone Director appointed in accordance with Clause 1.5.
(each person appointed as a member of the Board or the Supervisory     Board, a Director).

1.2In the event of Clause 1.1(b), each of LG and the Company shall promptly take all steps, including to amend the Articles (and, in the case of LG, to vote in favour of any resolution of the General Meeting), necessary to give effect to: (a) the creation of the Supervisory Board (in addition to the Board); and (b) a direct appointment right of Vodafone to appoint the Vodafone Director, in each case, with effect from the date that is eighteen (18) months following the Effective Date.
Duties and responsibilities

1.3The Board will be responsible for managing the Company and its business. The Supervisory Board shall, if established, be responsible for supervising the Board.
1.4The General Meeting shall appoint, and may suspend and/or dismiss, any Director, subject to Clause 1.5. If established, LG shall nominate one of the Supervisory Directors as the chair of the Supervisory Board.
Vodafone Director

1.5In the event of Clause 1.1(b), Vodafone shall be entitled, by notice in writing to the Company and the other Shareholders in accordance with Clause 23, to appoint one (1) Supervisory Director from time to time (the Vodafone Director). Any individual appointed as the Vodafone Director shall be in accordance with the requirements set out in Clause 4.1(A) of the ISP.
1.6The Vodafone Director shall not be suspended, removed or dismissed from office by any Shareholder (other than Vodafone) or the Company other than at the request of Vodafone.

1.7The Shareholders and the Company shall promptly take such steps as may be necessary, including by voting in favour of such appointment pursuant to any resolution of the General Meeting, to effect:
(a)the appointment of any individual nominated or appointed by Vodafone as the Vodafone Director; and
(b)the suspension, dismissal or removal from office of any individual as the Vodafone Director upon Vodafone serving a notice upon the Company requesting such suspension, dismissal or removal in accordance with Clause 23.
Meetings of the Board

1.8The members of the Board shall have the discretion to determine the arrangements for and the convening of meetings of the Board, subject to the Articles and applicable Law.
Convening Supervisory Board meetings

1.9Any Supervisory Director may call a meeting of the Supervisory Board.
1.10If a Vodafone Director has been appointed in accordance with Clause 1.5, the Company shall ensure that the Supervisory Board holds meetings at least once every three (3) months (unless Vodafone agrees otherwise).
1.11If a Vodafone Director has been appointed in accordance with Clause 1.5, such Supervisory Director shall receive all information about the business and affairs of the Group reasonably necessary to properly perform its duties as a Supervisory Director.
1.12If a Supervisory Director is not able to attend a Supervisory Board meeting, that Supervisory Director may give a written proxy to another Supervisory Director to vote in accordance with their instructions at such Supervisory Board meeting on their behalf.
Notice of Supervisory Board meetings

1.13At least three (3) Business Days’ notice of each meeting of the Supervisory Board shall be given to each Supervisory Director entitled to attend and the notice shall be accompanied by an agenda setting out in such reasonable detail as may be practicable in the circumstances the subject matter of the meeting. A Supervisory Board meeting may be held at shorter notice than set out in in the preceding sentence or without notice, if the prior written consent (including over email) of all Supervisory Directors has been obtained.
1.14If a Vodafone Director has been appointed in accordance with Clause 1.5, the Company shall, subject to Clause 1.13:
(a)notify the Vodafone Director of all meetings of the Supervisory Board at the same time and in the same manner as the other Supervisory Directors; and

(b)provide the Vodafone Director with a copy of all information provided to the other Supervisory Directors at the same time, in the same form and in the same manner as it is provided to them.
Quorum at Supervisory Board meetings

1.15Subject to Clause 1.16, a quorum shall exist at any Supervisory Board meeting if at least one Supervisory Director is present.
1.16If a Vodafone Director has been appointed in accordance with Clause 1.5:
(a)a quorum shall exist at any Supervisory Board meeting only if: (i) at least two (2) Supervisory Directors are present (or at least one (1) Supervisory Director is present and has received a written proxy from another Supervisory Director in accordance with Clause 1.12); and (ii) the Vodafone Director is present (or has provided a written proxy to another Supervisory Director in accordance with Clause 1.12);
(b)if a quorum is not present at a meeting of the Supervisory Board at the time when any business is considered, any Supervisory Director may require that the meeting be reconvened and at least four (4) Business Days’ notice of the reconvened meeting shall be given unless all the Supervisory Directors agree to a shorter period; and
(c)at the reconvened meeting, a quorum shall exist with respect to those matters on the agenda which were not disposed of at the original meeting if at least one Supervisory Director other than the Vodafone Director is present (or has provided a written proxy to another Supervisory Director in accordance with Clause 1.12).
Voting at Supervisory Board meetings

1.17Resolutions of the Supervisory Directors shall be decided by a majority of the votes cast and each Supervisory Director shall have one vote. In the case of an equality of votes, the chair of the meeting shall have a casting vote.
Participation arrangements of the Supervisory Board

1.18To the extent permitted by the Articles and applicable Law, any one or more Supervisory Directors may participate in and vote at Supervisory Board meetings by means of a conference telephone or any communication equipment which allows all persons participating in the meeting to communicate to the others any information or opinions they have on any particular item of business of the meeting. Any Supervisory Director so participating in a meeting shall be deemed to be present in person and shall count towards the quorum.
1.19Proceedings of Supervisory Board meetings and related papers, minutes and notices shall be in English.

Written resolution of the Supervisory Board

1.20A resolution of the Supervisory Directors may be in writing and without convening a Supervisory Board meeting, provided that all Supervisory Directors have consented in writing (including over email) to adopting a resolution outside a meeting. This resolution, if passed, shall be as valid and effective for all purposes as a resolution passed by the Supervisory Directors at a Supervisory Board meeting duly convened, held and constituted.
Supervisory Board Committees

1.21Subject to the requirements of applicable Law, the Supervisory Board shall not have any independent committees of the Board. All decisions for the Supervisory Board shall be brought before the entire Supervisory Board.
Directors’ and officers’ insurance

1.22The Company shall purchase and maintain directors’ and officers’ insurance for each Director. Such insurance shall be purchased and maintained on market standard terms which comply with applicable Law and cover those liabilities which are customary for a company whose business activities are similar to those undertaken by the Group and otherwise shall be subject to customary terms and conditions.
Directors’ remuneration and expenses

1.23No Director shall be entitled to receive any remuneration from the Company (or any Group Member) by way of salary, commission, fees or otherwise in relation to the performance of their duties as a Director, provided that Directors will be entitled to reimbursement by the Company or another Group Member of all reasonable, properly incurred and documented out-of-pocket expenses (plus any applicable Taxes) incurred by them in connection with their office as Directors.
Related Party Agreements

1.24LG shall procure that no Group Member shall take or effect any Related Party Agreement Action, without the prior written consent of Vodafone (such consent not to be unreasonably withheld or delayed, provided that such approval will be deemed to have been given unless Vodafone notifies the Company in writing within fifteen (15) Business Days of the relevant request made by the Company in accordance with Clause 23 that it does not approve the relevant request).
1.25Notwithstanding Clause 1.24, the consent of Vodafone shall not be required:
(a)in respect of the entry into of any of the LG Services Agreements or LG DPDs on or as soon as reasonably practicable after the Effective Date;

(b)in respect of any Related Party Agreement Action relating to services provided by LG and/or any of its Affiliates to the Company or any other Group Member:
(i)where, as a result of such Related Party Agreement Action, the Annual LG Service Charges (after taking into account the impact of such Related Party Agreement Action) will not in any Financial Year exceed the Base Annual LG Service Charges in respect of that Financial Year, provided that:
(A)the services (in aggregate) being provided by LG and/or its Affiliates to the Group Members (including, for the avoidance of doubt, any new service provided by LG and/or any of its Affiliates to the Group Members pursuant to this Clause 1.25(b)) are in substance and scope similar in all material respects to the services (in aggregate) provided by such persons to the Group Members as at the Effective Date; and
(B)the Annual LG Service Charges in a Financial Year may exceed the Base Annual LG Service Charges in respect of that Financial Year only to the extent attributable to any LG Pass-Through Costs incurred in that Financial Year; or
(ii)where the terms of such service (including as to its price) are:
(A)materially the same as the terms (and price) offered for equivalent services by LG and/or any of its Affiliates to a bona fide unrelated third party (which, for the purpose of this paragraph only, includes any entity in which LG or its Ultimate Parent (directly or indirectly) holds Interests representing less than [***] of the share capital), with LG providing reasonable evidence to Vodafone’s satisfaction of such relevant terms; or
(B)if no such benchmark is available, on arm’s length basis as confirmed by an Expert’s opinion in accordance with Clause 1.26; or
(iii)where such Related Party Agreement Action entails an amendment to a then existing Related Party Agreement that does not relate to any Financial Terms of that Related Party Agreement, provided that:
(A)such amendment is on arm’s length basis as confirmed by an Expert’s opinion in accordance with Clause 1.26; and

(B)the services (in aggregate) being provided by LG and/or its Affiliates to the Group Members (including, for the avoidance of doubt, any new service provided by LG and/or any of its Affiliates to the Group Members pursuant to this Clause 1.25(b)), are in substance and scope similar in all material respects to the services (in aggregate) provided by such persons to the Group Members as at the Effective Date; or
(iv)where such Related Party Agreement Action is expressly: (A) permitted under the SPA or under the agreements in place (at the Effective Date) between LG and/or its Affiliates and the Group Members; or (B) required to be taken to give effect to any of the Wyre Transactions (as defined in the SPA); or
(v)where such Related Party Agreement Action gives effect to price escalation clauses in: (A) Related Party Agreements that are in existence and effective as at the date of the SPA; (B) Related Party Agreements that have received the prior written consent (or deemed consent) of Vodafone in accordance with Clause 1.24; or (C) LG Services Agreements (the LG Existing Agreements), relating to the pass-through of any costs or charges payable by LG and/or its Affiliates to a bona fide unrelated third party under the terms of any relevant third party contract in relation to the provision of services under the LG Existing Agreements; and
(c)in respect of any Related Party Agreement Action relating to services provided by any Group Member to LG and/or any of its Affiliates:
(i)where, as a result of such Related Party Agreement Action, the Annual Company Service Revenue (after taking into account the impact of such Related Party Agreement Action) will not in any Financial Year fall below the Base Company Service Revenue in respect of that Financial Year, provided that:
(A)the services (in aggregate) being provided by the Group Members to LG and its Affiliates (including, for the avoidance of doubt, any new service provided by the Group Members to LG and/or any of its Affiliates pursuant to this Clause 1.25(c)) are in substance and scope similar in all material respects to the services (in aggregate) provided to such persons by the Group Members as at the Effective Date; and

(B)the Annual Company Service Revenue in a Financial Year shall exclude any amount that is attributable to any Group Pass-Through Costs incurred in that Financial Year; or
(ii)where the terms of such service (including as to its price) are:
(A)materially the same as the terms (and price) offered for equivalent services by the Company or any Group Members to a bona fide unrelated third party, with the Company or LG providing reasonable evidence to Vodafone’s satisfaction of such relevant terms; or
(B)if no such benchmark is available, on arm’s length basis as confirmed by an Expert’s opinion in accordance with Clause 1.26; or
(iii)where such Related Party Agreement Action entails an amendment to a then existing Related Party Agreement that does not relate to any Financial Terms of that Related Party Agreement, provided that:
(A)such amendment is on arm’s length basis as confirmed by an Expert’s opinion in accordance with Clause 1.26; and
(B)the services (in aggregate) being provided by the Group Members to LG and its Affiliates (including, for the avoidance of doubt, any new service provided by the Group Members to LG and its Affiliates pursuant to this Clause 1.25(c)), are in substance and scope similar in all material respects to the services (in aggregate) provided to such persons by the Group Members as at the Effective Date; or
(iv)where such Related Party Agreement Action is expressly: (A) permitted under the SPA or under the agreements in place (at the Effective Date) between LG and/or its Affiliates and the Group Members; or (B) required to be taken to give effect to any of the Wyre Transactions (as defined in the SPA); or
(v)where such Related Party Agreement Action gives effect to price escalation clauses in: (A) Related Party Agreements that are in existence and effective as at the date of the SPA; or (B) Related Party Agreements that have received the prior written consent (or deemed consent) of Vodafone in accordance with Clauses 1.24 (together, the Group Existing Agreements), relating to the pass-through of any costs or charges payable by Group Members to a bona fide unrelated third party under the terms of any relevant third party contract in relation to the provision of services under the Group Existing Agreements.
1.26Within forty five (45) Business Days after the end of each Financial Year, LG shall provide Vodafone with a report from an Expert opining that LG has complied, in all respects, with the provisions of Clauses 1.25(b)(ii)(B), 1.25(b)(iii)(A), 1.25(c)(ii)(B) and 1.25(c)(iii)(A) in the relevant Financial Year.
1.27Upon prior written notice to the Company of not less than ten (10) Business Days, Vodafone, once every Financial Year, shall have the right, acting reasonably, to (including through its representatives or advisers) inspect or audit the books and records of the Group Members during Working Hours at such place or places where such books and records are customarily kept as are reasonably necessary to verify compliance with the provisions of Clauses 1.24 and 1.25 (the Audit). LG shall provide all such information as Vodafone may reasonably require in relation to the Audit subject to any applicable legal or confidentiality restrictions. All records made available for the purposes of the Audit shall be Confidential Information for the purposes of Clause 20. The costs of the Audit shall be borne by Company.
2.General Meetings
2.1The General Meeting shall be held if and when requested by the Board or required by any of the provisions of this Agreement, the Law or the Articles.
2.2All General Meetings shall take place in accordance with Law and the Articles.
2.3All Shareholders are entitled, in a manner and under conditions determined by the Board, to participate in the General Meeting, speak there, participate in the deliberations, and exercise their voting rights, in person or by written proxy, through any electronic means.
2.4To the extent permitted by Law, General Meetings may be held as virtual meetings, provided that the electronic means used enable all Shareholders to effectively participate, speak, and exercise their voting rights in accordance with the Articles. The conditions set by the Board for the use of electronic communication means will be announced at the time of convocation of the General Meeting.
2.5If, for urgent reasons, a General Meeting is being convened at the earliest convenience of the Shareholders in deviation of the statutory notice period, the Shareholders shall use their best efforts to cooperate and accept such shorter notice period.
2.6Proceedings of General Meetings and related papers, minutes and notices shall be in English.

2.7No business shall be transacted at any General Meeting unless a quorum is present at the time when the meeting proceeds to business and remains present during the transaction of business. A quorum shall exist at any General Meeting if a duly-authorised representative of LG is present or validly represented.
2.8Save as specifically provided otherwise in this Agreement, all resolutions of the General Meeting shall be taken by simple majority of the votes cast. Each Share confers the right to cast one vote.
3.Vodafone protective matters
3.1None of the actions listed below shall be taken by the Company, and the Shareholders shall not vote in favour of any resolution in respect of any such actions, without the prior written approval of Vodafone:
(a)any amendment to the articles or other constitutional documents of the Company which: (i) adversely affects the rights of Vodafone; and/or (ii) adversely varies any rights attaching to any class of shares in the capital of the Company held by Vodafone and/or its Affiliate(s), other than where such amendment is reasonably necessary (in which case, only to the extent reasonably necessary) to give effect to: (A) an Exempted Issue referred to in Clause 5.3(d) or Clause 5.3(e); or (B) a Listing in accordance with Clause 12;
(b)any dividends, distributions or other returns of capital made by the Company other than (i) on a pro rata basis or (ii) as permitted under Clause 5.1 to Clause 5.4 of the SPA or (iii) any dividend equivalents permitted under a Management Incentive Plan;
(c)any action or series of actions which constitutes a change in the exercise of the Company’s effective management from the manner in which it is exercised as at the date of this Agreement (being in such a way so as to maintain the residence of the Company in the Netherlands for Tax purposes), where such action or series of actions (whether individually or cumulatively) could reasonably be expected to alter the jurisdiction of residence for Tax purposes of the Company to a jurisdiction other than the Netherlands or the United Kingdom and which has or is reasonably expected to have material adverse consequences for Vodafone’s Tax affairs;
(d)any application for the listing of any shares or other securities of the Company on any securities exchange or market or for permission for dealings in any shares or other securities of the Company on any securities market, unless the shares or other securities held by Vodafone and, if applicable, its Affiliate(s), are simultaneously admitted to listing and/or dealings on account of such application;

(e)the variation of terms (other than early repayment or termination) of any agreement for the raising of any Shareholder Loans, other than where such variation is reasonably necessary to give effect to a Listing in accordance with Clause 12; and
(f)early repayment or termination of any agreement for the raising of any Shareholder Loans, other than where such early repayment or termination is permitted under the terms of such Shareholder Loan or is reasonably necessary to give effect to a Listing in accordance with Clause 12.
3.2None of the actions listed below shall be taken by the Company, and the Shareholders shall not vote in favour of any resolution in respect of any such actions, without prior consultation with Vodafone:
(a)any resolution to wind up (ontbinden) the Company; and
(b)the filing of a petition for winding up by the Company or the making of any arrangement, composition or compromise with creditors (akkoord) generally or any application for an administration order (surséance van betaling) or for the appointment of a receiver (curator) or an administrator (bewindvoerder) or bankruptcy (faillissement) or any analogous procedure or step in any jurisdiction.
3.3The Shareholders shall procure that:
(a)no other Group Member shall take or effect any of the actions listed in Clause 3.1 and Clause 3.2 (as if references to the Company were to such Group Member); and
(b)the Listing Entity shall not take or effect any of the actions listed in Clause 3.1 and Clause 3.2 (as if references to the Company were to the Listing Entity), in each case, without the prior written approval or consultation (as applicable) of Vodafone.

3.4Vodafone may give its approval required under Clause 3.1:
(a)in writing (including over email);
(b)by a vote in favour of a Supervisory Board resolution on that matter by the Vodafone Director (if appointed); or
(c)by a vote in favour of a separate and specific shareholders’ resolution on that matter.
4.Financing
4.1The Shareholders intend that the Group shall be self-financing and, to the extent that it requires additional funding, shall obtain additional funds from third parties without any recourse whatsoever to the Shareholders.

4.2Other than as provided in this Agreement, no Shareholder (nor any of its Affiliates) shall be required to provide additional funding to the Group whether by way of:
(a)subscribing for Shares or other securities issued by the Company or for any shares or other securities issued by any other Group Member;
(b)providing any form of debt funding, security, collateral or guarantee; or
(c)any other arrangement whatsoever,
without that Shareholder’s prior written consent and further subject to the terms and conditions of this Agreement.

4.3If, at any time, the Board or the General Meeting considers that any Group Member requires further funding, the Company shall first approach the Group’s banking sources or other third-party debt providers to obtain third-party debt financing on market terms available on the open market, before the Company seeks further equity or debt finance from the Shareholders in accordance with Clause 5.
4.4LG shall procure that no Group Member (as the lender) in respect of a loan made to any other Group Member(s) (as the borrower(s)) shall thereafter Transfer or assign such loans (or rights or benefits thereunder) to any person other than another Group Member.
5.New Issues of Shares
5.1The Company shall not, and, so far as they are legally able, the Shareholders shall exercise their rights as holders of Shares so as to procure that the Company shall not, issue, allot or grant, any New Shares in the capital of the Company:
(a)unless the Shareholders have first been offered an opportunity to subscribe, at the same time and on the same terms, pro rata to their respective Equity Proportions for such New Shares in accordance with the procedure set out in Schedule 2 (Pre-emption on Issue), save in circumstances where Clause 5.2 applies; and
(b)to any person who is not an existing Shareholder until such person has become a Party to this Agreement by executing and delivering to the Company a Deed of Adherence as a Shareholder.
5.2Other than where reasonably necessary to give effect to a Listing in accordance with Clause 12, LG shall procure that no Group Member issues shares in its capital (including any instrument, document or security granted by such Group Member that confers a right of subscription for, or conversion into, such shares) to any persons other than another (wholly owned) Group Member to the extent this would adversely affect

Vodafone’s economic and governance rights as a shareholder in the Company.
5.3The obligation to offer New Shares to Shareholders in accordance with the procedure set out in Schedule 2 (Pre-emption on Issue) shall not apply in relation to any of the following:
(a)any issue of Shares to another (wholly owned) Group Member;
(b)subject to the rights granted pursuant to Clause 5.4, any issue of Shares as non-cash consideration (directly or indirectly) payable by a Group Member pursuant to the binding terms of an M&A Transaction;
(c)subject to the rights granted pursuant to Clause 5.4, any issue of Shares in connection with the financing for an M&A Transaction, provided that the Board determines, acting reasonably, that there is not sufficient time for the Company to fully comply with the pre-emption procedure set out in Schedule 2 (Pre-emption on Issue);
(d)any issue, allotment or grant of Shares made pursuant to the terms of any Management Incentive Plan; and
(e)subject to the rights granted pursuant to Clause 5.4, any issue of Shares in connection with any restructuring or refinancing of the Group on account of an Emergency Funding Event, provided that the Board determines, acting reasonably, that there is not sufficient time for the Company to fully comply with the pre-emption procedure set out in Schedule 2 (Pre-emption on Issue),
(each such issue, which the Company shall promptly notify to the Shareholders in writing (including over email in accordance with Clause 23), an Exempted Issue).

5.4In case of an Exempted Issue referred to in Clause 5.3(b), 5.3(c), and 5.3(e), each Shareholder whose rights of pre-emption under Clause 5.1(a) have been disapplied in accordance with Clause 5.3 (a Catch-up Shareholder), shall have the right to, at its discretion:
(a)purchase (with the benefit of title and capacity warranties and free from all Third Party Rights) from the Exempted Issue Subscriber(s) all or part of the New Shares to which it would otherwise have been entitled to subscribe pursuant to Clause 5.1(a) at the same price per Share as the New Shares were subscribed for by the Exempted Issue Subscriber(s);
(b)subscribe for all or part of the New Shares to which it would otherwise have been entitled to subscribe pursuant to Clause 5.1(a) at the same price per Share and on the same terms as the New Shares were subscribed for by the Exempted Issue Subscriber(s) (including a right to any dividends accrued in the period between the subscription of New Shares by the Exempted Issue Subscribers and the subscription by the Catch-up Shareholder of New Shares pursuant to this Clause 5.4(b)), provided that:

(i)any rights under this Clause 5.4 shall be exercisable by such Catch-up Shareholder only within a period of forty (40) Business Days after notice has been given by the Company in writing to such Catch-up Shareholder of the completion of such Exempted Issue (the Catch-up Period); and
(ii)during the Catch-up Period, a Catch-up Shareholder’s economic and voting entitlements shall reflect their holding of the Shares in the capital of the Company as existed immediately prior to the completion of such Exempted Issue.
5.5Each Shareholder shall, so far as it is legally able, exercise its rights in relation to the Company to procure the passing of all necessary resolutions or approvals to complete any issue, allotment or grant of New Shares in accordance with this Agreement, the Articles and any Law and each Shareholder waives all other rights of pre-emption it may have with regard to any such issue, allotment or grant of New Shares (other than as expressly provided in this Agreement).
5.6The Company may also request the Shareholders to fund the Company or any other Group Member by way of shareholder loans, provided that:
(a)each of the Shareholders shall be offered an opportunity to provide, at the same time and on the same terms, such loans, pro rata to their respective Equity Proportions in accordance with the procedure set out in Schedule 2 (Pre-emption on Issue) applying mutatis mutandis to such loans, other than in circumstances that would trigger an Exempted Issue referred to in Clause 5.3(e) for which Clause 5.4 shall apply mutatis mutandis (a Shareholder Loan);
(b)each Shareholder Loan shall make clear (as one of its terms) that it constitutes unsecured indebtedness and shall rank pari passu among all Shareholder Loans; and
(c)no Shareholder Loan shall be capable of being converted into any Shares or shares or other equity securities in any Group Member.
6.Information and records
6.1The Company shall supply copies of the following information to Vodafone as a Shareholder:
(a)no later than sixty (60) Business Days after the end of each financial quarter, the unaudited consolidated quarterly financial information for:

(i)the Group, prepared in accordance with US GAAP (or, if the Board opts to apply IFRS, in accordance with IFRS);
(ii)the VZ Group, prepared in accordance with US GAAP (or, if the Board opts to apply IFRS, in accordance with IFRS); and
(iii)the Telenet Group, prepared in accordance with IFRS (or, if the Board opts to apply US GAAP, in accordance with US GAAP), in each case, to the extent prepared by the Group, provided that if no such information is prepared by the Group, the Company will use reasonable endeavours to provide such information as is reasonably practicable; and

(b)no later than ninety (90) Business Days after the end of each Financial Year:
(i)audited consolidated annual financial statements for the Group, prepared in accordance with US GAAP (or, if the Board opts to apply IFRS, in accordance with IFRS);
(ii)audited consolidated annual financial statements for the VZ Group, prepared in accordance with US GAAP (or, if the Board opts to apply IFRS, in accordance with IFRS);
(iii)consolidated annual statutory financial statements for the VZ Group, prepared in accordance with IFRS (or, if the Board opts to apply US GAAP, in accordance with US GAAP); and
(iv)audited consolidated annual financial statements for the Telenet Group, prepared in accordance with IFRS (or, if the Board opts to apply US GAAP, in accordance with US GAAP), in each case, other than for Clause 6.1(b)(i), to the extent prepared by the Group, provided that if no such information is prepared by the Group, the Company will use reasonable endeavours to provide such information as is reasonably practicable; and

(c)subject to applicable Law, within five (5) Business Days after its approval by the Board or its adoption, the high-level annual budget and long-range business plan for the Group.
6.2To the extent permitted by Law, the Company shall notify Vodafone of the occurrence of any significant, operational, financial or reputational events related to the Group, any envisaged significant M&A transaction or Listing, if and to the extent such event is reasonably expected to be announced by the Company or any Group Member consistent with past practice of the Group, the VZ Group and/or the Telenet Group, no later than five (5)

Business Days prior to such announcement, or if not reasonably possible, as soon as possible thereafter.
6.3For so long as Vodafone is a Shareholder, the Company shall hold a meeting (giving at least ten (10) Business Days’ notice to Vodafone in accordance with Clause 23) every quarter with representatives of Vodafone to discuss the operational and financial performance of the Group, strategic matters and any other matters relating to the business of the Group, it being understood that such meetings shall provide Vodafone with information that is reasonably necessary to appropriately monitor its interests in the Company. At such meetings, the Company shall be represented by one or more suitably qualified members of the senior management team of the Group.
6.4From the date of this Agreement and to the date that is seven (7) years from Vodafone ceasing to hold any Shares, the Company shall, upon being given reasonable notice by Vodafone and as soon as reasonably practicable following Vodafone’s request, procure that:
(a)access to and copies of such information and records of the Company and any other Group Member as Vodafone may reasonably require from time to time are made available to it; and
(b)relevant personnel of any Group Member whose involvement is reasonably necessary are made reasonably available to Vodafone during Working Hours, in order to enable Vodafone to comply with (i) its or its Affiliates’ accounting, financial consolidation and/or Tax reporting requirements, (ii) any information request to it or its Affiliates’ from a Governmental Entity, (iii) any reporting obligation if and to the extent required by any securities exchange or regulatory or governmental body to which it or its Affiliates is subject or submits (including NASDAQ, the SEC (including Regulation S-X), the London Stock Exchange and the UK Financial Conduct Authority), wherever situated and whether or not the requirement for information has force of the law, in each case at Vodafone’s sole cost and expense, and provided that such access and availability does not unreasonably interfere with the ordinary course of the Group’s business.

6.5All records of the Company shall be retained for a period of at least seven (7) years from the end of the Financial Year to which such records relate.
6.6The provision and receipt of CSI by Vodafone under this Agreement (including under Clause 1.11 and this Clause 6) shall at all times be subject to compliance with the safeguards set out in the ISP.
7.Distributions
7.1If no Listing has occurred by the date that is eighteen (18) months following the Effective Date, on the last day of each Financial Year thereafter, if the Leverage Ratio of the Group is:

(a)below [***], the Company shall, as soon as reasonably practicable following the publishing of the audited annual financial statements of the Group for the relevant Financial Year, distribute an amount in cash, by way of a pro rata dividend to the Shareholders, equal to the lower of:
(i)[***] per cent of its Free Cash Flow for that Financial Year; and
(ii)the amount by which [***]EBITDAaL exceeds the Net Indebtedness; or
(b)below [***], the Company shall, as soon as reasonably practicable following the publishing of the audited annual financial statements of the Group for the relevant Financial Year, distribute an amount in cash, by way of a pro rata dividend to the Shareholders, equal to the lower of:
(i)[***]per cent of its Free Cash Flow for that Financial Year; and
(ii)the amount by which [***]EBITDAaL exceeds the Net Indebtedness, in each case, subject to: (i) the terms of applicable Finance Agreements and (ii) applicable Law, and provided that, if the amounts specified in sub-paragraphs (a)(i), (a)(ii), (b)(i) or (b)(ii) above (as applicable) are zero (or less than zero) for the relevant Financial Year, no distribution to the Shareholders will be required pursuant to this Clause 7.1.

7.2If the Board opts to apply IFRS in the place of US GAAP in the preparation of the audited annual financial statements of the Group, the Parties shall in good faith consider alternative financial measures equivalent to “EBITDAaL”, “Net Indebtedness” and “Free Cash Flow” that are determined in accordance with IFRS and make appropriate adjustments to the application of the provisions of Clause 7.1 thereafter.
8.Restrictions on Transfer
General

8.1Save in respect of a Transfer of Shares immediately following which this Agreement will automatically terminate in accordance with Clause 14.2, no Shares shall be Transferred to any person who is not already a Party to this Agreement as a Shareholder until such person has become a Party to this Agreement by executing and delivering to the Company a Deed of Adherence as a Shareholder.
8.2No Shareholder may Transfer any Shares to any Sanctioned Person.
8.3A Shareholder may only Transfer any Shares or Shareholder Loans if:

(a)in the case of a Transfer of any Shares, such Shareholder also simultaneously Transfers to the same transferee all (or a corresponding pro rata portion) of any outstanding Shareholder Loans (together with any accrued but unpaid interest) granted by that Shareholder to the Company; and
(b)in the case of a Transfer of any outstanding Shareholder Loans granted by that Shareholder to the Company, such Shareholder also simultaneously Transfers to the same transferee all (or a corresponding pro rata portion) of the Shares held by it in accordance with this Clause 8.
8.4All Transfers of Shares (or Shareholder Loans) made in violation of this Agreement and/or the Articles, shall be (or be deemed to be) null and void. Neither the Company nor the Shareholders shall approve or ratify any such Transfer made in contravention of this Agreement or the Articles and, where applicable, the Company shall not acknowledge any such Transfer and shall not record such Transfer on the relevant registers of the Company (and the Shareholders shall, to the extent they are legally able to, procure that the Company shall not record any such Transfer on the relevant registers of the Company).
Vodafone

8.5Vodafone shall not Transfer any Shares to any person except in the case of:
(a)a Transfer of Shares held by Vodafone to an Affiliate, provided that:
(i)such Affiliate (A) has sufficient financial covenant strength or (B) is an entity whose obligations under this Agreement are guaranteed by an Affiliate that satisfies the requirement under (A);
(ii)if such transferee ceases to be an Affiliate of the Ultimate Parent of Vodafone, the relevant Shares shall promptly be Transferred to an Affiliate which is Controlled by the Ultimate Parent of Vodafone; and
(iii)if, following such Transfer, Vodafone’s and/or its Affiliates’ Interest in the Company is held by more than one entity, Vodafone and/or its Affiliates holding Shares shall (acting jointly) designate Vodafone or one of its Affiliates to act as their representative to send and receive all notices under this Agreement;
(b)a Transfer of all (and not some only) its Shares to a bona fide third party (including, for the avoidance of doubt, another Shareholder) following expiry of the Pre-Listing Lock-in Period and made in accordance with Clause 9 (Right of First Offer);

(c)any Transfer of Shares in accordance with Clause 10 (Tag Along) or Clause 11 (Drag Along) (as applicable);
(d)as permitted under the SPA (in which case Clause 9 (Right of First Offer), Clause 10 (Tag Along) or Clause 11 (Drag Along) shall not apply);
(e)a Transfer made as part of the implementation of an Exit, subject to any applicable rights under Clause 10 (Tag Along) or Clause 11 (Drag Along);
(f)subject to the Post-Listing Lock-in Period, a Transfer made following a Listing; or
(g)any indirect Transfer by Vodafone of Shares:
(i)to any of its Affiliates provided that (and for as long as) the Ultimate Parent of Vodafone Controls the relevant Affiliate; or
(ii)to a third party as part of a larger transaction, provided that the consolidated revenue of the Company and the Group Members for its last completed Financial Year (as derived from the latest available consolidated accounts of the Company) which is attributable (on a pro rata basis) to the Shares being transferred represents less than fifteen (15) per cent of the aggregate proportionate revenue of the entities being transferred in the larger transaction (as derived from their latest available accounts) (and provided further that the provisions of Clause 9 shall apply mutatis mutandis to any indirect Transfer which is not excluded under this limb (ii)).
8.6In connection with any Transfer by Vodafone in accordance with Clause 8.5, the Company shall, at Vodafone’s expense, provide reasonable assistance to facilitate such Transfer provided that such assistance does not unreasonably interfere with the ordinary course of the Group’s business, including (i) providing customary due diligence information reasonably requested by the potential purchaser and its advisers; (ii) providing reasonable access to the books and records and employees of the Group to Vodafone, the potential purchaser and their respective advisers (in respect of (i) and (ii) each subject to such purchaser or adviser entering into confidentiality undertakings on terms acceptable to the Company); and (iii) assisting with the production, negotiation and execution of such documentation as is required to effect such a Transfer.

LG

8.7LG may freely Transfer its Shares:
(a)to any third party (subject to and in accordance with Clause 10 (Tag Along) or Clause 11 (Drag Along));
(b)to any of its Affiliates (in which case Clause 10 (Tag Along) or Clause 11 (Drag Along) shall not apply), provided that if such transferee ceases to be an Affiliate of the Ultimate Parent of LG, the relevant Shares shall promptly be Transferred to an Affiliate which is Controlled by the Ultimate Parent of LG;
(c)subject to the Post-Listing Lock-in Period, a Transfer made following a Listing that is not a Spin-Off; or
(d)as permitted under the SPA (in which case Clause 10 (Tag Along) or Clause 11 (Drag Along) shall not apply).
Other Shareholders

8.8A Shareholder (other than LG and Vodafone) shall not, and shall procure that its Affiliates shall not, Transfer any Shares to any person except in the case of:
(a)a Transfer of Shares to an Affiliate, provided that the relevant Shares shall promptly be Transferred back to the transferring Shareholder if such transferee ceases to be an Affiliate;
(b)a Transfer of all (and not some only) its Shares (including an indirect Transfer of its Shares) to a bona fide third party (including, for the avoidance of doubt, another Shareholder) following expiry of the Pre-Listing Lock-in Period and made in accordance with Clause 9 (Right of First Offer);
(c)any Transfer of Shares in accordance with Clause 10 (Tag Along) or Clause 11 (Drag Along) (as applicable);
(d)a Transfer made as part of the implementation of an Exit, subject to any applicable rights under Clause 10 (Tag Along) or Clause 11 (Drag Along); and
(e)subject to the Post-Listing Lock-in Period, following a Listing.
General

8.9Each Shareholder shall not, and shall procure that its Affiliates shall not, employ any device or technique or participate in any transaction designed to circumvent the restrictions on Transfers set out in this Agreement and/or the Articles.
8.10If a Shareholder is entitled to implement a Transfer of Shares in accordance with this Agreement, then each Shareholder shall procure that the Directors appointed by it shall vote in favour of, or authorise, when necessary, such Transfer of Shares.
9.Right of First Offer
9.1If a Shareholder other than LG (the ROFO Shareholder) wishes to make a Transfer of all (and not some only) its Shares (the ROFO Shares), to a bona fide third party in accordance with Clause 8.5(b), Clause 8.5(g)(ii) or Clause 8.8(b) (and not as otherwise permitted pursuant to Clause 8), it shall first serve a written notice on LG of its intention to Transfer the ROFO Shares (the ROFO Notice).
9.2Upon receipt of a ROFO Notice, LG may, at any time within seven (7) weeks from the date of the ROFO Notice (the ROFO Offer Period), make an offer to purchase all (and not some only) of the ROFO Shares by giving written notice to the ROFO Shareholder (the ROFO Offer Notice), which shall:
(a)contain an irrevocable and, save for any Relevant Condition, unconditional offer from LG (and/or any of its nominated Affiliate(s)) to the ROFO Shareholder to acquire all (and not some only) of the ROFO Shares;
(b)specify the price per Share, which must be in cash, at which LG (and/or any of its nominated Affiliate(s)) commits to acquire the ROFO Shares (the ROFO Floor Price);
(c)specify the terms on which LG (and/or any of its nominated Affiliate(s)) commits to acquire the ROFO Shares (the ROFO Offer Terms);
(d)specify any Relevant Condition to which the offer is subject; and
(e)be governed by English law,
provided that: (i) if LG submits a ROFO Offer Notice that does not comply with the above requirements, the ROFO Shareholder shall notify LG in writing of such non-compliance within five (5) Business Days following receipt of such ROFO Offer Notice, granting LG an additional five (5) Business Days from receipt of such notice to submit a revised, compliant ROFO Offer Notice, failing which the original non-compliant ROFO Offer Notice shall be deemed not to have been delivered; and (ii) if LG does not provide a ROFO Offer Notice within the ROFO Offer Period, LG shall be deemed to have waived its right to make an offer to purchase any of the ROFO Shares.
9.3The delivery of a ROFO Offer Notice by LG shall constitute an irrevocable binding commitment by LG (and/or any of its nominated Affiliate(s)) (as applicable) to purchase the ROFO Shares at a price per Share equal to the ROFO Floor Price on and subject to the ROFO Offer Terms.

ROFO offer rejected

9.4If the ROFO Shareholder rejects the offer in the ROFO Offer Notice (which it shall be entitled to do in its absolute discretion), it shall notify LG of such rejection in writing within ten (10) Business Days of receipt of a compliant ROFO Offer Notice, provided that if the ROFO Shareholder has not served a notice rejecting or accepting the offer in the ROFO Offer Notice by such date, it shall be deemed to have rejected the offer in the ROFO Offer Notice and the offer in the ROFO Offer Notice shall be deemed to have expired.
9.5If the ROFO Shareholder rejects (or is deemed to have rejected) the offer in the ROFO Offer Notice, the ROFO Shareholder shall be free to:
(a)for a period of five (5) months thereafter, enter into a binding agreement for the Transfer of the ROFO Shares to a third party (Third Party Agreement), provided that:
(i)such Third Party Agreement must be at a price that is at least [***] per cent higher than the ROFO Floor Price included in the ROFO Offer Notice;
(ii)the other terms of such Third Party Agreement are, in aggregate, no more favourable to the third party than the ROFO Offer Terms; and
(iii)such third party transferee shall not be an LG Competitor; and
(b)following the execution of the Third Party Agreement in accordance with paragraph (a), complete the Transfer of the ROFO Shares to such third party. Such completion shall take place no later than twelve (12) months from the date of execution of the Third Party Agreement.
9.6If the ROFO Shareholder (i) fails to enter into a Third Party Agreement within the five (5) month period specified in Clause 9.5(a), or (ii) having entered into a Third Party Agreement, does not complete the Transfer of the ROFO Shares under the Third Party Agreement within the twelve (12) month period specified in Clause 9.5(b), then the ROFO Shareholder shall not be entitled to serve another ROFO Notice for a period of twelve (12) months from the expiry of the relevant period in which such failure occurred, being the five (5) month period in (i) or the twelve (12) month period in (ii), as applicable.
ROFO offer accepted

9.7If the ROFO Shareholder accepts the offer in the ROFO Offer Notice, it shall notify LG of such acceptance in writing within fifteen (15) Business Days of receipt of the ROFO Offer Notice (failing which the offer in the ROFO Offer Notice shall expire). The ROFO Shareholder and LG (and/or its nominated Affiliate(s)) shall complete the sale and purchase of the ROFO

Shares on the terms set out in the ROFO Offer Notice (unless agreed otherwise between LG and the ROFO Shareholder). Completion of the sale and purchase of the ROFO Shares (unless agreed otherwise between LG and the ROFO Shareholder) shall take place on the date which is the later of:
(a)ten (10) Business Days after the date on which the ROFO Shareholder accepted the offer in the ROFO Offer Notice; and
(b)ten (10) Business Days after the date on which all Relevant Conditions have been satisfied or waived, provided that such completion shall take place no later than twelve (12) months from the date of acceptance by the ROFO Shareholder of the offer in the ROFO Offer Notice, failing which the agreement to sell and purchase the ROFO Shares shall automatically terminate, and the ROFO Shareholder shall be free to sell the ROFO Shares at any time and on any terms (and the procedure set out in this Clause 9 shall not apply to such sale(s)).

Indirect Transfer

9.8In the event of an indirect Transfer of Shares which is subject to this Clause 9, the number of ROFO Shares shall be calculated as the number of Shares which comprise the indirect Interest being Transferred.
10.Tag Along
10.1In the event of a Transfer of any Shares by LG (the Tag Sale), and subject to Clause 10.2, LG shall not complete such Transfer unless it has procured that the proposed transferee (the Tag Purchaser) has made an irrevocable offer (in writing) to purchase from the other Shareholders (the Tag Shareholders) a Tag Proportion of the Shares held by such Tag Shareholders at the relevant time at the same price per Share and on no less preferential terms and conditions as agreed between LG and the Tag Purchaser and applying to the proposed Tag Sale (the Tag Along Right).
10.2The Tag Along Right shall not apply:
(a)if the proposed Transfer is to an Affiliate of LG;
(b)if LG validly exercises its Drag Along Right pursuant to Clause 11 in respect of such Transfer; or
(c)until the cumulative number of Shares Transferred by LG and its Affiliates (including by persons that have since ceased to be its Affiliates) since (and including) the Effective Date (excluding Transfers to Affiliates) exceeds [***]per cent of the Shares as at the Effective Date as set forth in Schedule 1 (Capital Structure at the Effective Date), it being understood that the Tag Along Right shall apply to any Transfer, which taken together with previous Transfers by LG and its Affiliates (including by persons that have since ceased to be its Affiliates) (excluding Transfers to Affiliates)

shall result in the cumulative number of Shares Transferred by LG and its Affiliates (excluding Transfers to Affiliates) on or after the Effective Date exceeding such [***] per cent threshold, but solely to the portion of such Transfer that represents the excess over that [***]per cent threshold.
10.3The offer from the Tag Purchaser to each Tag Shareholder (a Tag Along Notice, being a written notice sent to such Tag Shareholder in accordance with Clause 23) shall:
(a)be an irrevocable and unconditional (except for any conditions which apply to the Tag Sale) offer to acquire the Tag Proportion of the Shares held by such Tag Shareholder;
(b)be at the same price per Share, which must be in cash, and on no less preferential terms and conditions, as the price per Share and the terms agreed between LG and the Tag Purchaser and applying to the Tag Sale to the Tag Purchaser;
(c)not impose any obligations on such Tag Shareholder other than: (i) the obligation to Transfer the relevant Shares; (ii) obligations under applicable Law (if any) of the Tag Shareholder to make any mandatory filings or issue any mandatory notifications or notices in connection with such Transfer; and (iii) the giving of customary basic title and capacity warranties, in each case, consistent with current market practice at the relevant time;
(d)limit such Tag Shareholder’s aggregate liability in connection with such Transfer at one hundred (100) per cent of the sale proceeds received by such Tag Shareholder on account of such Transfer; and
(e)be open for acceptance for a period of not less than twenty (20) Business Days after receipt of such offer.
10.4If a Tag Shareholder accepts the offer set out in the Tag Along Notice, then each Tag Shareholder shall sell a Tag Proportion of its Shares to the Tag Purchaser on the terms set out in the Tag Along Notice (unless otherwise agreed between the Tag Shareholder and the Tag Purchaser) at the same time as and conditional upon the completion of the Tag Sale. If a Tag Shareholder rejects a Tag Along Notice or has not accepted it within the above-mentioned twenty (20) Business Day period, such Tag Shareholder shall be deemed to have declined the offer set out in the Tag Along Notice, and accordingly such offer shall be deemed to have lapsed. LG shall then be free to Transfer its Shares to the Tag Purchaser.
10.5If the Tag Purchaser is not able or willing to acquire all of the Shares that would otherwise be Transferred pursuant to this Clause 10, LG may either (i) agree with the Tag Purchaser that the number of Shares to be sold by each Tag Shareholder and LG shall be reduced pro rata or (ii) elect to discontinue or renegotiate the terms of the proposed sale and transfer agreement with the Tag Purchaser, it being understood that any renegotiated Transfer shall again be subject to the tag along provisions of this Clause 10.
10.6Upon accepting a Tag Along Notice, the relevant Tag Shareholder shall execute and send or make available to LG customary transfer documents reasonably necessary to be executed to give effect to the Transfer of its Shares (including, for the avoidance of doubt, the entire legal and beneficial interest in such Shares, free from any Third Party Rights) in accordance with this Clause 10 to the Tag Purchaser (including, without limitation, a sale and purchase agreement and a Dutch law governed power of attorney (the Tag PoA) to the notary executing the notarial deed of transfer, the Tag Documents) within ten (10) Business Days of its acceptance of the offer in the Tag Along Notice. The Tag Documents shall be signed and made available to LG within such ten (10) Business Day period, but the Tag PoA shall be held to such Tag Shareholder’s order until, and shall be deemed automatically released when, the consideration payable to such Tag Shareholder in accordance with this Clause 10 has been paid in cash in accordance with this Clause 10 and Clause 17.
10.7If LG, or any entity directly or indirectly Controlling LG, proposes an indirect Transfer of any Shares to a third party (Indirect Sale), each Tag Shareholder shall have the right to require LG (and/or its nominated Affiliate(s)) to purchase a Tag Proportion of the Shares held by such Tag Shareholder at the relevant time. This purchase by LG (and/or its nominated Affiliate(s)) shall be on terms economically equivalent to those applicable to the corresponding indirect Interest in the Company subject to the Indirect Sale. The sale and purchase of each Tag Shareholder’s Shares by LG (and/or its nominated Affiliate(s)) pursuant to this Clause 10.7 shall be conditional upon the completion of the Indirect Sale. Clause 10 shall apply mutatis mutandis to the exercise and completion of this indirect Tag Along Right, with all references to the Tag Purchaser being construed as references to LG (and/or its nominated Affiliate(s)) and with any other necessary adjustments for the indirect nature of the sale.
General

10.8In the event that a Shareholder other than LG has Control of the Company, all references to LG in this Clause 10 and associated definitions shall be construed as references to such other Shareholder which has Control of the Company.
11.Drag Along
11.1If LG proposes to Transfer all of its Shares to a bona fide unrelated third party (which for the purpose of this Clause 11 includes any entity in which LG or its Ultimate Parent, directly or indirectly, holds Interests representing less than [***] per cent. of the share capital of that entity) (the Drag Purchaser) (the Drag Sale), LG shall have the right to require all (but not some only) of the other Shareholders (the Drag Shareholders) to Transfer all (but not some only) of the Shares held by the Drag Shareholders to the Drag Purchaser at the same time and conditional upon the Drag Sale being completed, by giving written notice to that effect to the Drag Shareholders in accordance with Clause 23 (the Drag Along Notice) at least thirty (30) Business Days in advance of the completion of the Drag Sale.
11.2The Drag Along Notice shall:
(a)describe the terms and conditions of the proposed Transfer of Shares by each Drag Shareholder to the Drag Purchaser (such terms being the Drag Terms), which must:
(i)subject to the remaining provisions of this Clause 11.2, be on the same terms and conditions, including as to the price per Share, as shall have been agreed between the Drag Purchaser and LG in respect of the Shares being Transferred by LG as part of the Drag Sale;
(ii)not impose any obligations on such Drag Shareholder other than: (i) the obligation to Transfer the Shares subject to the Drag Along Notice; (ii) obligations under applicable Law (if any) specifically on the Drag Shareholder to make any mandatory filings or issue mandatory notifications or notices in connection with such Transfer; and (iii) the giving of customary basic title and capacity warranties, in each case, consistent with current market practice at the relevant time;
(iii)limit such Drag Shareholder’s aggregate liability in connection with such Transfer at one hundred (100)per cent of the sale proceeds received by such Drag Shareholder on account of such Transfer; and
(iv)require that the consideration payable to such Drag Shareholder shall be in cash and/or Marketable Securities (and any non-cash consideration other than Marketable Securities due to such Drag Shareholder shall be payable in cash form in its Cash Equivalent Value), provided that where all or part of the consideration includes Marketable Securities, (A) such Marketable Securities offered to such Drag Shareholder shall be the same, and carry the same economic and voting rights, as the Marketable Securities offered to LG under the Drag Sale and (B) the allocation of the consideration due to the Drag Shareholder between cash and Marketable Securities shall be in the same proportion as that of LG;
(b)be accompanied by copies of documents reasonably required to be executed by such Drag Shareholder to give effect to the Transfer (including, without limitation, a sale and purchase agreement and a Dutch law governed power of attorney (the Drag PoA) to the notary executing the notarial deed of transfer (the Drag

Documents)), to be executed by the Drag Shareholder within fifteen (15) Business Days following receipt of the Drag Along Notice. The Drag Documents shall be executed and made available to LG within such fifteen (15) Business Day period, but the Drag PoA shall be held to such Drag Shareholder’s order until, and shall be deemed automatically released when, the consideration payable to such Drag Shareholder has been paid in accordance with this Clause 11 and, to the extent applicable, Clause 17; and
(c)specify the date on which the Transfer of the Shares to the Drag Purchaser is expected to complete, which shall be simultaneous to the completion of the Transfer of all of the Shares held by LG to the Drag Purchaser under the Drag Sale.
11.3An obligation to Transfer a Share under this Clause 11, shall be deemed to be an obligation to Transfer the entire legal and beneficial interest in such Share, free from any Third Party Rights.
11.4If a Drag Shareholder commits a default in Transferring its Shares pursuant to this Clause 11, in each case to the extent permitted by Law:
(a)to the extent that the consideration is in cash:
(i)LG or any person appointed by LG for that purpose shall be deemed to be the duly appointed attorney of such Drag Shareholder with full power to:
(A)execute, complete and deliver in the name and on behalf of such Drag Shareholder all of the Drag Documents; and
(B)exercise any voting rights on the Shares,
as are reasonably necessary or desirable to give effect to the sale and Transfer of the relevant Shares to the proposed transferee;

(ii)the appointment referred to in sub-paragraph (i) above shall be irrevocable and unconditional and is given by way of security for the performance of the obligations of such Drag Shareholder under this Clause 11;
(iii)LG’s receipt of, as attorney for such Drag Shareholder, any consideration due to Drag Shareholder in respect of any such Transfer shall be good discharge to the proposed transferee and the Company shall enter the name of the proposed transferee in the shareholders’ register of the Company as the holder of the relevant Shares;
(iv)LG shall procure that the purchase money is paid into a separate third party account (kwaliteitsrekening) of the notary that has effectuated the Transfer of the Shares or, if such notary is not willing to facilitate, a separate account in

LG’s and/or, if applicable, the Company’s name and, if and when such Drag Shareholder shall deliver the Drag Documents, it shall thereupon be paid the purchase money; and
(v)the Company shall ratify and confirm whatever the person appointed pursuant to Clause 11.4(a)(i) and LG shall do or purport to do by virtue of this Clause 11 and the Company shall indemnify the person appointed pursuant to Clause 11.4(a)(i) and LG against all actions, proceedings, claims, costs, expenses and liabilities of every description arising from the exercise or the purported exercise in good faith of any of the powers conferred by this Clause 11.
(b)to the extent that the consideration is in the form of Marketable Securities:
(i)the provisions of Clause 11.4(a)(i) and Clause 11.4(a)(ii) shall apply mutatis mutandis; and
(ii)such Drag Shareholder shall be deemed to have authorised LG or any person appointed by LG as its attorney to accept the allotment or transfer of such Marketable Securities and on completion of the Transfer of the relevant Shares, LG shall procure that such Drag Shareholder is registered as the holder of the relevant Marketable Securities; and
(iii)the indemnity granted pursuant to Clause 11.4(a)(v) shall apply mutatis mutandis, also with respect to the powers conferred by Clause 11.4(b).
General

11.5In the event that a Shareholder other than LG has Control of the Company, all references to LG in this Clause 11 and associated definitions shall be construed as references to such other Shareholder which has Control of the Company.
12.Exit Events
12.1The Parties acknowledge and agree that LG shall have the sole right to pursue, organise, negotiate, and otherwise implement and control the timing and manner of any Exit of the Group or any Group Member, subject to clause 15.4(B) of the IoT Shareholders’ Agreement.
12.2LG shall have no obligation to any other Shareholder to pursue or complete any Exit.
12.3If a Shareholder (other than LG) commits a default of its obligations pursuant to Clause 12.4(a), Clause 12.6(a) or Clause 12.10(a), in each case to the extent permitted by Law, LG or any person appointed by LG for that purpose shall be deemed to be the duly appointed attorney of such defaulting Shareholder with full power to execute, complete and deliver in the name and on behalf of such Shareholder all of the documents as are reasonably required in accordance with such provisions. The appointment referred to in this Clause 12.3 shall be irrevocable and unconditional and is given by way of security for the performance of the obligations of such Shareholder under Clause 12.4(a), Clause 12.6(a) and Clause 12.10(a).
Sale

12.4In the event of a Sale, each Shareholder other than LG shall:
(a)subject to the provisions of Clause 10 or Clause 11 (as applicable), assist in the execution of such documentation as is reasonably required to be executed by such Shareholder to give effect to a Transfer of its Shares (if any) as part of a Sale;
(b)provide reasonably requested information to those advisers advising the Company or LG in relation to a Sale or potential Sale; and
(c)provide customary basic title and capacity warranties, subject to each such Shareholder’s aggregate liability in connection with a Sale being capped at one hundred (100) per cent of the sale proceeds received by such Shareholder, in each case consistent with current market practice at the relevant time.
12.5To the extent permitted by Law and not creating a Tax risk for the Company or the Group, the costs incurred by the Company relating to a Sale shall be borne by the Company or any other Group Member. Any such costs remaining outstanding thereafter shall be borne by LG.
Listing

12.6In the event of a Listing, each Shareholder shall:
(a)assist in the execution of documentation (other than an underwriting agreement, in respect of which Clause 12.6(e) shall apply) reasonably required to be executed by such Shareholder to give effect to the listing of its Shares as part of a Listing;
(b)provide reasonably requested information to those advisers advising the Company or LG in relation to a Listing or potential Listing;
(c)subject to receiving reasonable notice and being reimbursed for all reasonably incurred expenses, generally make itself available for communications with market participants as considered necessary or desirable by such underwriting banks and/or advisors in relation to the Listing including information about Vodafone reasonably required in connection with a Listing or a potential Listing;
(d)agree to a [***] month Post-Listing Lock-In Period; and

(e)enter into an underwriting agreement (if one is required) and give such customary opinions, representations, warranties and indemnities as are reasonably required and customary for the size of such Shareholder’s holding of Shares (or equivalent shares in the capital of the Listing Entity) at the relevant time, provided that any Shares (or shares in a Listing Entity) to be held/received by Vodafone in connection with such Listing:

(i)in the case of a Spin-Off where:
(A)Shares (or shares in a Listing Entity) comprise two or more classes of shares; and
(B)Shares (or shares in a Listing Entity) are received by the shareholders of LG’s Ultimate Parent in accordance with a distribution ratio determined by reference to their holdings of LG Class A Shares, LG Class B Shares and LG Class C Shares at the time of such Spin-Off with a view to maintaining in the same proportion (or as nearly as may be) their economic entitlements and voting rights in LG’s Ultimate Parent, shall be in the form of Shares (or shares in a Listing Entity) of the class(es) received by the holders of LG Class A Shares and LG Class C Shares in proportion to the respective numbers of LG Class A Shares and LG Class C Shares in issue immediately prior to the Spin-Off; and

(ii)in all other cases, shall be in the same form and carrying the same voting and economic rights as all other shareholders in the Company or the Listing Entity (as the case may be) at Listing.
12.7In the event of a Listing on a recognised regulated securities exchange in the United States (including the New York Stock Exchange and NASDAQ or an Over-the-Counter market such as by way of American Depositary Shares), the Shareholders shall, if required, enter into a registration rights agreement on customary terms and containing customary protections for Vodafone (including demand and piggy-back registration rights), it being understood, however, that each Party shall be responsible for their own obligations under their registration rights agreement.
12.8The responsibility for the Listing prospectus and other offering documents (and customary related matters) will be borne by the Company and/or Group, except that the Shareholders shall each assume responsibility for the sections they provide (if any). In connection with a Listing, no statement(s) related to Vodafone (excluding, for the avoidance of doubt, related to the Group) shall be included in any prospectus or other offering document unless (i) such statements are factual and in the public domain;

or (ii) Vodafone has given its prior consent in writing to the inclusion of such statement(s), which consent will not be unreasonably withheld or delayed.
12.9The costs relating to a Listing, will, to the extent approved by the Board, be deducted from the primary offering proceeds to the fullest extent legally possible.
Winding Up

12.10In the event of a Winding Up, each Shareholder shall:
(a)assist in the execution of any documentation to the extent required under applicable Law to be executed by such Shareholder to effect the Winding Up;
(b)provide reasonably requested information to those advisers advising the Company in relation to the Winding Up; and
(c)subject to receiving reasonable notice and being reimbursed for all reasonably incurred expenses, be available for meetings required in connection with the Winding Up.
12.11To the extent permitted by Law and not creating a Tax risk for the Company or Group, the costs relating to a Winding Up shall be borne by or recharged to the Company or any other Group Member. Any such costs remaining outstanding thereafter shall be borne by LG.
13.Bankers’ and expert determination
13.1If the Cash Equivalent Value is to be determined by the Bankers pursuant to this Agreement (and unless agreed otherwise between the Parties):
(a)each Relevant Person shall appoint an investment bank of international repute (a Relevant Person Banker) within fifteen (15) Business Days of the receipt of a Drag Along Notice by the relevant Drag Shareholder if such Drag Along Notice specifies a consideration other than cash or Marketable Securities (in accordance with Clause 11.2(a)(iv)), to act as appraisers and each Relevant Person shall notify the other when such Relevant Person Banker has been appointed;
(b)within five (5) Business Days after the last of the Relevant Persons has appointed its Relevant Person Banker, the Relevant Person Bankers shall agree upon and jointly designate a third investment bank of international repute (the Third Banker, and together with the Relevant Person Bankers, the Bankers);
(c)if the Relevant Person Bankers fail to agree on the Third Banker within such five (5) Business Day period, the Third Banker shall be an investment bank of international repute designated by the Chair of UK Finance;

(d)in respect of a determination of the Cash Equivalent Value, as the case may be:
(i)within thirty (30) Business Days from the date of designation of the Third Banker, each of the Relevant Person Bankers and the Third Banker shall deliver to the Company and the Relevant Persons their determination of the Cash Equivalent Value, as the case may be;
(ii)the higher of the values determined by the Relevant Person Bankers shall be the Higher Number and the lower of the values determined by the Relevant Person Bankers shall be the Lower Number;
(iii)if the Higher Number is not more than [***] per cent of the Lower Number, the Cash Equivalent Value, as the case may be, will be the arithmetic average of such two numbers;
(iv)if the Higher Number is more than [***] per cent of the Lower Number, the Cash Equivalent Value, as the case may be, will be:
(A)the Higher Number, if the value determined by the Banker (the Third Number) is greater than the Higher Number;
(B)the Lower Number, if the Third Number is lower than the Lower Number;
(C)the arithmetic average of the Third Number and the other number (Higher Number or Lower Number) that is closer to the Third Number, if the Third Number falls within the range between (and including) the Lower Number and the Higher Number; or
(D)the Third Number, if the Lower Number and the Higher Number are equally close to the Third Number.
13.2In any reference to the Bankers:
(a)the Relevant Persons shall use their reasonable endeavours to agree and enter into, as soon as reasonably practicable, terms of appointment with the Bankers;
(b)each of the Bankers shall act as an expert and not as an arbitrator;
(c)the decisions of the Bankers shall, in the absence of fraud or manifest error, be final and binding on the Relevant Persons;
(d)all reasonable and properly incurred and documented costs of the Bankers shall be borne by the Company; and

(e)each of the Relevant Persons and the Company shall provide or procure the provision, as soon as reasonably practicable, to the Bankers of all such information as the Bankers shall reasonably require subject to any applicable legal or confidentiality restrictions.
13.3In accordance with Clause 1.26, LG will instruct an Expert to provide an opinion confirming (together with brief reasons) that LG has complied, in all respects, with the provisions of Clauses 1.25(b)(ii)(B), 1.25(b)(iii)(A), 1.25(c)(ii)(B) and 1.25(c)(iii)(A) in respect of the relevant Related Party Agreement Actions, having regard to market conditions, comparables and industry practices.
13.4The reasonable costs of the Expert, if properly incurred and documented, shall be borne by the Company.
14.Termination
14.1Upon a Shareholder ceasing to hold any Shares as a consequence of their Transfer in accordance with the terms of this Agreement and the Articles, it shall, subject to Clause 14.3, cease to be a Party for the purposes of this Agreement.
14.2Subject to Clause 14.3, this Agreement:
(a)may be terminated at any time by the written agreement of all the Parties;
(b)shall terminate with immediate effect upon the occurrence of a Listing; and
(c)shall terminate upon all of the Shares being held by one Party (together with its Affiliates).
14.3The occurrence of any of the events specified in Clause 14.1 and Clause 14.2 inclusive shall not:
(a)relieve any Party from any liability or obligation for any matter, undertaking or condition which has not been done, observed or performed by that Party before its withdrawal or termination;
(b)affect the Surviving Provisions which shall remain in full force and effect and continue to bind the Parties; and
(c)affect the Parties’ accrued rights and obligations at the date of the relevant event.
15.Tax Matters
15.1From the date of this Agreement to the date that is seven (7) years from the relevant Shareholder ceasing to hold Shares, the relevant Shareholder shall and shall procure that there is provided and afforded to the Company and its duly authorised agents in a timely fashion any document or other information held by such Shareholder or any of its Affiliates or assistance as the Company reasonably requires to enable it or another Group Member to comply with its Tax obligations or facilitate the management or settlement of its or their Tax affairs (including, without limitation, providing any document or other information that is held by such Shareholder or any of its Affiliates and reasonably required in order to determine or discharge any obligation of the Company or any other Group Member to make any deduction or withholding for or on account of Tax, or to assist the Company or any other Group Member with filing its Tax Returns).
15.2From the date of this Agreement to the date that is seven (7) years from the relevant Shareholder ceasing to hold Shares, the Company shall and shall procure that there is provided and afforded to the relevant Shareholder and its duly authorised agents in a timely fashion any document or other information held by the Company or another Group Member or assistance as such Shareholder reasonably requires to enable it or any of its Affiliates to comply with its Tax obligations or facilitate the management or settlement of its or their Tax affairs (including, without limitation, providing any document or other information that is held by the Company or another Group Member to assist such Shareholder and any of its Affiliates with filing its Tax Returns).
15.3All payments made under this Agreement or otherwise by the Company or any Group Member to the Shareholders (or deemed to be made for the purposes of the relevant Tax) shall be made gross, free of right of counterclaim or set off and without deduction or withholding of any kind, other than any deductions or withholdings required by Law (each such deduction or withholding, a Tax Deduction). The amount of any such Tax Deduction shall be deemed for all purposes of this Agreement as having been received by the Shareholder in respect of whom such Tax Deduction was made.
15.4Each Shareholder shall provide all information reasonably required by the Company in order to apply a reduced withholding rate or an exemption from any Tax Deduction on any payment made (or deemed to be made for purposes of the relevant Tax) by it or any other Group Member to such Shareholder. Each Shareholder agrees that if any such information it previously furnished expires or becomes obsolete or inaccurate in any respect, it shall promptly furnish to the Company updated information. If a Shareholder or any of its Affiliates receives (or is deemed to receive for the purposes of the relevant Tax) a distribution or (other) payment from the Company or any other Group Member that is subject to any Tax Deduction, but with respect to which such Tax Deduction was not made, such Tax Deduction (including any related interest and/or penalties) shall be borne by the relevant Shareholder and either:
(a)the Shareholder shall reimburse the Company or the relevant Group Member for the Tax Deduction (including any related interest and/or penalties) on an after-Tax basis; or

(b)subsequent distributions or other payments to such Shareholder shall be reduced by the amount of such Tax Deduction (including any related interest and/or penalties).
15.5The Parties acknowledge that it is currently expected that the Company and each Group Member will be a member of the same MNE Group (as such term is defined in the Pillar Two Rules) as Liberty Global for the first reporting fiscal year of that MNE Group ending after the date of this Agreement.
15.6No later than two months following the end of each reporting fiscal year, the Company and each Shareholder shall discuss and agree:
(a)whether the status of the Company for purposes of the Pillar Two Rules remains as contemplated by Clause 15.5 (or as agreed for the immediately preceding reporting fiscal year if different); and
(b)if the Company’s status for the purposes of the Pillar Two Rules has changed for any reason (including because of a change in any holding of securities issued by the Company or any accounting policy or treatment), the status of the Company for purposes of the Pillar Two Rules in respect of the reporting fiscal year.
15.7The Shareholders acknowledge that as at the date of this Agreement, the Company and each Group Member is expected to be consolidated on a line by line basis in the consolidated financial statements of the Ultimate Parent Entity (as such term is defined in the Pillar Two Rules) of the same MNE Group of which Liberty Global is a member (the Company and such Group Members that are consolidated on a line by line basis, the Pillar Two Consolidated Entities). In respect of each reporting fiscal year, the Company hereby undertakes to perform a hypothetical calculation in good faith of what the Pillar Two Tax Liability arising from Top-up Tax allocable to the Pillar Two Consolidated Entities would have been had they formed a JV Group (as such term is defined in the Pillar Two Rules) (with such hypothetical calculation being the Pillar Two Calculation, and the amount of the Pillar Two Tax Liability for such reporting fiscal year and for each relevant jurisdiction following from the Pillar Two Calculation being an Unadjusted Pillar Two Tax Liability). To the extent that the Unadjusted Pillar Two Tax Liability in any such relevant jurisdiction for such reporting fiscal year:
(a)is less than the actual Pillar Two Tax Liability of the Group in such jurisdiction (such difference being a Pillar Two Tax Disbenefit), LG covenants to pay to the Company an amount equal (on an after-Tax basis) to the Pillar Two Tax Disbenefit; or
(b)is greater than the actual Pillar Two Tax Liability of the Group in such jurisdiction (such difference being a Pillar Two Tax Benefit), the Company covenants to pay to LG an amount equal (on an after-Tax basis) to the Pillar Two Tax Benefit.

15.8Where a Party would otherwise have an obligation to make a payment under Clause 15.7, it shall be entitled to propose to the other Parties alternative tax efficient means by which it shall bear the cost of the matter giving rise to the obligation to make a payment under Clause 15.7, including by making a capital contribution to the relevant Group Member, waiving rights to distributions, making a payment to another Shareholder, the Company making a distribution other than on a pro rata basis, or otherwise. In such circumstances the Parties shall co-operate in good faith with a view to agreeing and implementing such proposal provided that this does not have an adverse effect on any other Shareholder.
15.9Amounts payable under Clause 15.7 shall be due on or before the date which is the later of (a) the date five Business Days after demand is made therefor and (b) the date which is the fifth Business Day prior to the latest date on which the Pillar Two Tax Liability in question can be paid in order to avoid a liability to interest or penalties.
15.10The Company shall supply a copy of the Pillar Two Calculation in draft form to Vodafone no later than six (6) months after the end of each Financial Year. Vodafone shall be given an opportunity to make comments thereon and the Company shall properly reflect all reasonable comments of Vodafone in the final Pillar Two Calculation.
15.11The Company shall supply a copy of the final Pillar Two Calculation and the calculation of the actual Pillar Two Tax Liability of the Group in each jurisdiction to Vodafone as a Shareholder as soon as reasonably possible and after the end of each Financial Year.
15.12Each Shareholder covenants with the Company to pay to the Company an amount equal (on an after-Tax basis) to any Tax liability of any Group Member which is chargeable directly or primarily against a Tax Relevant Person but which is not referable to supplies, income or profits made or earned to or by a Group Member. For the purposes of this Clause 15.12 only, a Tax Relevant Person means the relevant Shareholder or any of its Affiliates that may be treated for the purposes of any Tax as having been at any time after the date of this Agreement a member of the same fiscal unity or group of companies as the Company or the relevant Group Member.
15.13A payment to be made under Clause 15.12 shall be due on or before the date which is the later of (a) the date five Business Days after demand is made therefor and (b) the date which is the fifth Business Day prior to the latest date on which the Tax in question can be paid in order to avoid a liability to interest or penalties.
15.14Notwithstanding anything to the contrary in this Agreement, the Company shall not be required to take any action or omission or be bound by any other provision of this Agreement or the SPA which would otherwise have resulted, at any given time, in it not forming part of a fiscal unity (fiscale eenheid) in accordance with article 15 of the Dutch Corporate Income Tax Act (wet op de vennootschapsbelasting 1969) with each Fiscal Unity Entity.
15.15If Clause 15.14 operates such that the Company is not required to take any action or omission to which it is held under this Agreement or be bound by any provision of this Agreement then LG shall hold harmless Vodafone and its Affiliates from and against any and all Losses suffered as if it had itself been required to take such action or omission or be bound by the relevant provision in this Agreement.
15.16The Shareholders shall assist the Company or any other Group Member to make or enter into on a timely basis any such US Tax Elections requiring the consent of all Shareholders relating to the Company and/or any Group Member as LG may request in writing from time to time, provided that (i) LG has notified Vodafone and the Company in writing of such request no fewer than twenty (20) Business Days prior to the date on which LG requests such US Tax Election to be executed, and (ii) if Vodafone considers (acting reasonably and in good faith) that such US Tax Election will give rise to material adverse financial or Tax consequences for Vodafone or any of its Affiliates and notifies LG thereof (such notification to contain reasonable details of the nature and quantum of the identified adverse financial or Tax consequences) within twenty (20) Business Days following the receipt of such request, Vodafone shall not be required to consent to the relevant US Tax Election to be made or entered into (such consent not to be unreasonably withheld or delayed).
15.17Notwithstanding anything to the contrary in this Agreement or the SPA, no guarantee, warranty, undertaking, representation, indemnity or other protection or compensation is or shall be given by the Company or LG to or for the benefit of Vodafone or any other party for, against, or in respect of any use, set-off, loss, non-availability, non-existence, cancellation, inability to use or restriction of any net operating losses (verrekenbare verliezen) or other Reliefs (as defined in the SPA) of any member of the Group (including, for the avoidance of doubt, where such losses or other Reliefs remain available, but where the use or set-off is limited in any way).
16.Warranties
Each Party warrants to each other Party that:

(a)it is a company duly incorporated and validly existing under the laws of the place of its incorporation;
(b)it has the legal right and the full corporate power and authority to execute, deliver and perform its obligations under this Agreement;
(c)it has obtained all authorisations and all other applicable governmental, statutory, regulatory or other consents, clearances, approvals, licences, waivers or exemptions required to empower it to enter into and to perform its obligations under this Agreement and for this Agreement to be duly and validly authorised, executed and delivered by it;
(d)the execution, delivery and performance of this Agreement has been properly authorised by it and does not, and shall not:
(i)contravene any existing Law applicable to it; or
(ii)breach the terms of its constitutional documents or by-laws; and
(e)this Agreement constitutes a legal, valid and binding obligation of it enforceable in accordance with its terms by appropriate legal remedy.
17.Payments
17.1Any payment to be made pursuant to this Agreement shall be in immediately available funds by electronic transfer on the due date for payment to a bank account, details of which will be provided by the receiving party to the paying party, in writing, prior to the due date for payment. Receipt of the amount due shall be an effective discharge of the relevant payment obligation.
17.2Other than in respect of payments subject to Clause 15.3, if any deduction or withholding is required by Law to be made, the paying party shall pay such additional amount as will, after such deduction or withholding has been made, leave the payee with the full amount which would have been received by it had no such deduction or withholding been required to be made.
18.Costs
Except as otherwise provided in this Agreement, each Party shall be responsible for their own costs, expenses and charges incurred in connection with negotiating, preparing and implementing this Agreement and the transactions contemplated by it.
19.Announcements
19.1No Party shall make any general or public announcement, press release or communication with news media and/or investors (each, an Announcement) containing Confidential Information, unless it has provided the other Parties with a copy of the Announcement prior to making such Announcement or other communication, in accordance with Clause 19.3.
19.2Notwithstanding Clause 19.1, any Party may make an Announcement:
(a)to investors, analysts and other market participants in the ordinary course of its business or any other ordinary-course investor relations activity concerning its wider group or business, assets or affairs, provided that, where any information contained in the Announcement relates solely to any Shareholder and/or its Affiliates, the disclosing Party shall obtain that Shareholder’s prior written consent;
(b)if required by:
(i)any applicable Law; or
(ii)any securities exchange or regulatory or governmental body to which that Party is subject, wherever situated (including, amongst other bodies, the Financial Conduct Authority, the London Stock Exchange plc, the Panel on Takeovers and Mergers, the US Securities and Exchange Commission and the NASDAQ) whether or not the requirement has the force of Law, in which case, to the extent permitted under applicable Law, the disclosing Party shall take all such steps as may be reasonable and practicable in the circumstances to agree the contents of such Announcement with the other Parties before making it (and, if the disclosing Party is unable to consult in advance, it shall inform the other Parties of the circumstances, timing, content and manner of making the Announcement immediately thereafter);

(c)if required to enable the disclosing Party to enforce its rights under this Agreement or any document referred to in it, or for the purpose of any arbitral or judicial proceedings in connection with this Agreement or any document referred to in it; or
(d)to the extent the relevant Confidential Information is permitted to be disclosed in accordance with Clause 20.
19.3Subject to Clause 19.2 and Clause 20, each Party shall provide the other Parties with a draft of any Announcement relating to this Agreement or the transactions contemplated by it before the proposed Announcement is released, and shall ensure that the proposed Announcement is only released after consultation with the other Parties, and after taking into account the reasonable requirements as to the content of such Announcement of:
(a)in the case of an Announcement made by one or more Shareholders, the other Shareholders; and
(b)in the case of an Announcement made by the Company, the Shareholders.
19.4For the avoidance of doubt, nothing in Clause 19.1 shall prevent any information being disclosed in accordance with Clause 20, provided that such information is not announced or publicly disseminated.

20.Confidentiality
20.1For the purposes of this Agreement:
(a)Confidential Information means the content of this Agreement and all information of a confidential nature created, transferred, recorded or employed as part of, or otherwise resulting from or in relation to the provisions of, and negotiations leading to, this Agreement, or any activities undertaken pursuant to this Agreement, including business, organizational, technical, financial, marketing, operational, regulatory or sales information of the Group and of any Party and its Affiliates.
(b)Representatives means, in relation to a Party, its respective Affiliates and the directors, officers, employees, agents, insurance brokers, insurers, advisers, accountants and consultants of that Party and/or of its respective Affiliates.
20.2Each Party shall (and shall procure that each of their Representatives shall) maintain Confidential Information in confidence and not disclose Confidential Information to any person except:
(a)as this Clause 20 permits; or
(b)with the prior written approval of (in the case of Vodafone disclosing) LG or (in the case of LG disclosing) Vodafone.
20.3Clause 20.2 shall not prevent disclosure of Confidential Information by a Party or any of its Representatives to the extent it can demonstrate that:
(a)disclosure is to, or among, its Representatives;
(b)disclosure is required by Law or by any securities exchange or any regulatory, governmental or antitrust body (including any Tax Authority) having applicable jurisdiction;
(c)disclosure is made to a Tax Authority and is reasonably necessary in connection with the Tax affairs of the disclosing Party (or an Affiliate thereof);
(d)disclosure is of Confidential Information which was lawfully in the possession of that Party or any of its Representatives (in either case as evidenced by written records) without any obligation of secrecy before its being received or held by that Party or any of its Representatives;
(e)disclosure is of Confidential Information which has previously become publicly available other than through that Party’s action or failure to act (or that of its Representatives);
(f)disclosure is required for the purpose of any arbitral or judicial proceedings arising out of this Agreement;

(g)disclosure is to a bona fide potential transferee of some or all of the Shares held by that Shareholder in accordance with the terms of this Agreement, including to such transferee’s Affiliates and to its and their directors, officers, advisers and financing providers, provided such parties are under a duty of confidentiality on substantially the same terms as this Clause 20;
(h)disclosure is made to lending banks, financial institutions or any other funding or prospective funding (whether debt or equity) parties of the Group or any of its Affiliates or arrangers of such funding (or their respective Affiliates) or rating agencies engaged by or on behalf of the Group, together with their directors, officers and advisers provided such parties are under a duty of confidentiality on substantially the same terms as this Clause 20; or
(i)such disclosure is made by a Party to its Affiliates or direct or indirect investors, including those persons whom the Party reasonably believes are likely to become direct or indirect investors together with their and their investors’ directors, officers or advisers, provided that such parties are informed of the confidential nature of the Confidential Information and agree to or are bound by confidentiality obligations in that regard that are substantially similar to those set out in this Agreement.
20.4Each Party undertakes that it (and its Affiliates) shall only disclose Confidential Information to Representatives if it is reasonably required for purposes connected with this Agreement and only if the Representatives are informed of the confidential nature of the Confidential Information and are bound by confidentiality obligations in respect of such Confidential Information that are substantially similar to those set out in this Agreement.
20.5The Parties acknowledge that: (i) Liberty Global Ltd., an Affiliate of LG, is a publicly traded Bermuda company whose shares are listed on the NASDAQ Global Select Market; and (ii) Vodafone Group Plc, the Ultimate Parent of Vodafone, is a public limited company registered in England whose shares are admitted to listing on the Official List maintained by the Financial Conduct Authority of the UK and to trading on the Main Market for Listed Securities of the London Stock Exchange. Each Party further acknowledges that it is aware, and undertakes to advise its Representatives and anyone who receives Confidential Information pursuant to this Agreement, that applicable securities laws prohibit any person who has material, non-public information about a company with listed securities from purchasing or selling securities of such company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

21.Assignment
21.1Except as provided otherwise in this Agreement or unless Vodafone and LG specifically agree in writing, no person shall assign, transfer, hold on trust, encumber or otherwise deal with all or any of its rights under this Agreement nor grant, declare, create or dispose of any right or interest in it.
21.2If Vodafone Transfers all of its Shares to a third party transferee in accordance with the terms of this Agreement, all of its rights and benefits under this Agreement shall be assigned or transferred to such transferee automatically with effect from the date of completion of such Transfer, including: (i) its right to appoint a Director in accordance with Clause 1.5; (ii) its rights pursuant to Clause 3, Clause 6, Clause 8.5, Clause 12 and Clause 13; and (iii) the provisions of Clause 7, but excluding its rights under Clauses 1.24 to 1.27.
22.Further Assurances and other documents
22.1So far as it is legally able, each Shareholder shall procure that its rights as a holder of Shares are exercised in a manner, and that it and they shall act, so as to ensure that the provisions of this Agreement are completely and punctually fulfilled, observed and performed by it.
22.2Each other document in connection with this Agreement shall be in English or accompanied by an English translation.
22.3Each Party shall procure that its Affiliates comply with all obligations under this Agreement that are expressed to apply to any such Affiliates.
22.4Within five (5) Business Days of the receipt of a Deed of Adherence from any person who acquires Shares, the Company shall notify the other Shareholders of the entry into of such Deed of Adherence, together with such person’s name, address, e-mail address and the number of Shares acquired by them.
23.Notices
23.1Any notice to be given in connection with this Agreement shall be in writing in English and delivered by hand, email, registered post or courier using an internationally recognised courier company. A notice shall be effective upon receipt and shall be deemed to have been received: (i) at the time of delivery, if delivered by hand, registered post or courier; or (ii) at the time of transmission (by reference to the time in the place specified for service of notices on the recipient in Clause 23.2) if delivered by email (with the exception that if an email delivery failure notice is received in the sender’s email account within 15 minutes of the sender trying to send it, the notice shall be deemed to have been received at the time the sender tried to send it, if the sender also sends the notice to the recipient by hand, registered post or courier within 48 hours of receipt of the email delivery failure notice). Where delivery of a notice occurs outside Working

Hours, notice shall be deemed to have been received at the start of Working Hours on the next following Business Day.
23.2The addresses and email addresses of the Parties for the purpose of Clause 23.1 are:

Vodafone Europe B.V.
For the attention of:	Address:	Email:
General Counsel & Company Secretary	Vodafone Group Plc, Vodafone House, The Connection, Newbury, Berkshire, RG14 2FN, England	[***]
With a copy (such copy in itself not constituting notice) to:	Address:	Email:
[***]	Slaughter and May One Bunhill Row, London, EC1Y 8YY, England	[***]

Liberty Global Holding B.V.
For the attention of:	Address:	Email:
Liberty Global Legal Department	Hildegard von Bingenstraat 28-30 The Pulse Building - 12th and 13th floor 1081 LH Amsterdam The Netherlands	[***]
With a copy (such copy in itself not constituting notice) to:
/	/	/

Liberty Global Broadband I Limited
For the attention of:	Address:	Email:
[***]	120 King’s Road, London, SW3 4TR, United Kingdom	[***]

With a copy (such copy in itself not constituting notice) to:	Address: 120 King’s Road, London, SW3 4TR, United Kingdom	Email: [***]
Liberty Global Legal UK
23.3Each Party may notify the other Party in writing of a change to its details in Clause 23.2 from time to time.
23.4This Clause 23 does not apply to the service of any proceedings or other documents in any legal action or, where applicable, any arbitration or other method of dispute resolution.
24.Conflict with other agreements
If there is any conflict between the terms of this Agreement and any other agreement, including the Articles or the constitutional documents of any other Group Member, this Agreement shall prevail, unless such other agreement expressly states that it overrides this Agreement in the relevant respect.
25.Whole Agreement
25.1This Agreement sets out the whole agreement between the Parties in respect of the subject matter of this Agreement and supersedes any prior draft, agreement, arrangement, or understanding, whether in writing or not, relating to the subject matter of this Agreement (including, but not limited to, any terms sheets, non-disclosure agreements or offer letters that may have been exchanged between the Parties and/or their respective Affiliates). It is agreed that:
(a)no Party has relied on or shall have any claim or remedy arising under or in connection with any statement, representation, warranty or undertaking made by or on behalf of the other Party in relation to the subject matter of this Agreement that is not expressly set out in this Agreement;
(b)any terms or conditions implied by law in any jurisdiction in relation to the subject matter of this Agreement are excluded to the fullest extent permitted by law or, if incapable of exclusion, any right or remedies in relation to them are irrevocably waived;
(c)the only right or remedy of a Party in relation to any provision of this Agreement shall be for breach of this Agreement; and
(d)except for any liability in respect of a breach of this Agreement, no Party shall owe any duty of care or have any liability in tort or otherwise to the other Party in relation to the subject matter of this Agreement.

25.2Nothing in this Clause 25 shall limit any liability for (or remedy in respect of) fraud or fraudulent misrepresentation.
26.Waivers, Rights and Remedies
Except as expressly provided in this Agreement, no failure or delay by any Party in exercising any right or remedy relating to this Agreement shall affect or operate as a waiver or variation of that right or remedy or preclude its exercise at any subsequent time. No single or partial exercise of any such right or remedy shall preclude any further exercise of it or the exercise of any other remedy.
27.No Partnership or Fiduciary Relationship
The Parties acknowledge and agree that: (i) nothing in this Agreement and no action taken by the Parties under this Agreement shall constitute a partnership, association or other co-operative entity between any of the Parties or constitute any Party the agent of any other party for any purpose; and (ii) no fiduciary relationship or fiduciary duties shall exist between the parties arising out of or in connection with this Agreement.
28.Counterparts
This Agreement may be executed in any number of counterparts, and by each Party on separate counterparts. Each counterpart is an original, but all counterparts shall together constitute one and the same instrument. Delivery of a counterpart of this Agreement by e-mail attachment shall be an effective mode of delivery.
29.Variations
29.1No amendment of this Agreement shall be valid unless it is in writing and duly executed by or on behalf of each of the Parties to it.
29.2If this Agreement is varied:
(a)the variation shall not constitute a general waiver of any provisions of this Agreement;
(b)the variation shall not affect any rights, obligations or liabilities under this Agreement that have already accrued up to the date of variation; and
(c)the rights and obligations of the Parties under this Agreement shall remain in full force and effect, except as, and only to the extent that, they are so varied.
30.Invalidity
Each of the provisions of this Agreement is severable. If any such provision is held to be or becomes invalid or unenforceable under the Law of any jurisdiction, the Parties shall use all reasonable efforts to replace it with a valid and enforceable substitute provision the effect of which is as close to its intended effect as possible.
31.Third Party Enforcement Rights
A person who is not a party to this Agreement shall have no right under the Contracts (Rights of Third Parties) Act 1999 or any other statutory provision to enforce any of its terms.
32.Governing Law
This Agreement and any non-contractual obligations arising out of or in connection with this Agreement shall be governed by and construed in accordance with English law.
33.ICC Arbitration
33.1Any Dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration under the Rules of Arbitration of the International Chamber of Commerce, which Rules are deemed to be incorporated by reference into this Clause.
33.2The tribunal shall consist of three arbitrators. The parties to the Dispute shall each nominate one arbitrator, provided that where there are multiple claimants or multiple respondents, the multiple claimants jointly and the multiple respondents jointly shall nominate an arbitrator. The third arbitrator, who shall be the presiding arbitrator on the tribunal, shall be nominated by agreement of the parties to the Dispute or, if the parties fail to agree on a nomination within twenty (20) Business Days of the nomination date of the second arbitrator, the third arbitrator shall be selected and appointed by the ICC Court.
33.3The seat, or legal place, of the arbitration shall be London, the United Kingdom.
33.4The language to be used in the arbitral proceedings shall be English.
33.5The Parties undertake to keep confidential all awards rendered in the arbitration proceedings, all materials in the arbitration created for the purpose of the arbitration and all other documents produced by another party in the proceedings that are not otherwise in the public domain, save and to the extent that disclosure is required pursuant to a legal duty, to protect or pursue a legal right, or to enforce or challenge an award in legal proceedings before a state court or other legal authority.
33.6Notwithstanding the Parties’ arbitration agreement in this Clause 33, if a Party applies to any competent court for the commencement of winding up, administration or other insolvency proceedings in respect of the other Party on the basis of an alleged debt claim arising out of or in connection with this Agreement, that court shall have jurisdiction to make a ruling pertaining to the merits of the debt claim if and to the extent required under applicable Law in order for the court to determine such application, and the Parties shall not argue to the contrary. For the avoidance of doubt, the making of such an application to court shall not constitute a breach of the Parties’ arbitration agreement.
34.Agent for Service of Process
34.1Each Party which is incorporated or which is organised and exists outside of England and Wales shall maintain an agent in England for service of process and any other documents in proceedings in connection with this agreement (including proceedings to enforce an arbitral award rendered pursuant to this Agreement). That agent shall be:
(a)in the case of Vodafone, Vodafone Group Plc of Vodafone House, The Connection, Newbury, Berkshire, RG14 2FN; and
(b)in the case of the Company, Liberty Global Broadband I Limited of 120 King’s Road, London, SW3 4TR, United Kingdom to the attention of Liberty Global Legal UK ([***]) and [***] ([***]).
34.2Any claim form, judgment or other notice of legal process shall be sufficiently served on the relevant Party if delivered to its appointed agent at its address for the time being (as specified in Clause 34.1 or, if applicable, the Deed of Adherence relating to such Party).
34.3Each Party required to maintain an agent in accordance with Clause 34.1 agrees not to revoke the authority of its agent and if for any reason it does so or its agent ceases to act in such capacity, it shall promptly appoint another agent with an address in England and notify each other Party of the agent’s details. If a relevant Party fails to appoint another agent within fourteen (14) days of it being required to do so under this Clause 34.3, any other Party may, at the defaulting Party’s expense, appoint one on behalf of the defaulting Party.

Schedule 1
Capital Structure at the Effective Date

Shareholder	Number of Shares	Shareholding Percentage
Liberty Global	17,637,275,223 A Shares	90%
Vodafone Europe	1,959,697,247 B Shares	10%
Total	19,596,972,470 Shares	100%

Schedule 2
Pre-emption on Issue
1.If the Company proposes to issue New Shares in accordance with Clause 5, save where Clause 5.3 applies, the Company shall ensure that, and the Shareholders shall, so far as they are legally able, exercise their rights as holders of Shares so as to procure that:
(a)the New Shares shall be offered for subscription to each Shareholder, whereby each Shareholder shall be offered such instruments (i) on the same terms (including as to the share class) and (ii) pro rata to their respective Equity Proportions (or as nearly as may be), on the basis that each Shareholder may take up all, part or none of the New Shares offered to it;
(b)each offer shall be made by notice from the Company in accordance with Clause 23 (the Issue Notice) specifying:
(i)the class and number of New Shares to which the relevant Shareholder is entitled;
(ii)the price per New Share (on the basis that the price per New Share shall be the same for all classes of New Shares);
(iii)the settlement date and any other material terms of issue agreed by the Board; and
(iv)the time (being not less than fifteen (15) Business Days from the date of the Issue Notice) within which the offer (if not irrevocably accepted in writing) will be deemed to have been declined (the Pre-emption Period);
(c)each Shareholder who irrevocably accepts the offer (in respect of all or some of the New Shares offered to it) in accordance with paragraph 1(b) shall, in addition to such acceptance, confirm either that:
(i)it would irrevocably accept, on the same terms, New Shares (specifying a maximum number) that are not accepted by the other Shareholders (Excess New Shares); or
(ii)it would not accept any Excess New Shares,
(and, if a Shareholder who accepts the offer fails to give a confirmation in the terms of (i) or (ii), it shall be deemed to have made a confirmation in the terms of (ii));
(d)any Shareholder who does not accept the offer within the Pre-emption Period shall be deemed to have irrevocably declined the offer in full;
(e)Excess New Shares (if any) shall be allocated to any Shareholder that indicated that it would accept Excess New Shares, provided that the Shareholder shall not be allocated more than the maximum number of Excess New Shares that it indicated it was willing to accept;
(f)if the aggregate number of Excess New Shares that one or more Shareholders are willing to accept exceeds the number of Excess New Shares, then the number of Excess New Shares allocated to any Shareholder that indicated that it would accept Excess New Shares shall be reduced pro rata to their Equity Proportions;
(g)within five (5) Business Days after the expiry of the Pre-emption Period or upon receipt by the Company of an acceptance or refusal of every offer made by the Company, the Company shall give notice in writing to each Shareholder of the number and price of the New Shares that will be issued to the relevant Shareholders (and each Shareholder will be allocated the same class of Shares as it holds immediately prior to the date of the Issue Notice);
(h)after the expiry of the Pre-emption Period or upon receipt by the Company of an acceptance or refusal of every offer made by the Company, the Board shall be entitled to issue or grant any New Shares which were offered to the Shareholders but which have not been taken up in accordance with this Schedule 2 (Pre-emption on Issue) to any bona fide unrelated third party other than a Sanctioned Person (such issue or grant shall be on the same terms as those offered to the Shareholders and made in such manner and to such third party or parties as the Board considers most beneficial to the Group); and
(i)where any allocation of New Shares pursuant to this Schedule 2 (Pre-emption on Issue) would result in a fractional allotment of New Shares, the Board may, in its absolute discretion, round down such fractional allotments to the nearest whole number so that the offers or allotments of New Shares by the Company are of whole numbers of New Shares.

Schedule 3
Deed of Adherence
THIS DEED is made on [●]
BY
(1)[Name of the New Party] of [●] (New Party);
WHEREAS:
On [], LG, Vodafone and Liberty Global Holding B.V. (the Company) entered into a Shareholders’ Agreement governing their relationship as shareholders in the Company and establishing the manner in which the affairs of the Company would be conducted (such agreement as amended, supplemented or novated from time to time) (the Shareholders’ Agreement).
(A)On [●], New Party has become a Shareholder of the Company by way of [●]
(B)This Deed is entered into in compliance with Clause [5.1]/[8] of the Shareholders’ Agreement.
NOW THIS DEED WITNESSES as follows:
1.Words and expressions defined in the Shareholders’ Agreement shall, unless the context otherwise requires, have the same meanings when used in this Deed.
2.The New Party undertakes to:
(a)the Parties to the Shareholders’ Agreement as at the date of the Shareholders’ Agreement; and
(b)any other person or persons who may after the date of the Shareholders’ Agreement (and whether prior to or after the date hereof) assume any rights or obligations under the Shareholders’ Agreement and be permitted to do so by the terms thereof, that it shall:
(i)be bound by and comply in all respects with the Shareholders’ Agreement (including, for the avoidance of doubt, Clause 5.1 to Clause 5.4 of the SPA as referenced in Clause 3.1(b) of the Shareholders’ Agreement)1;
(ii)assume the benefits of the Shareholders’ Agreement, as if the New Party had executed the Shareholders’ Agreement as a Shareholder, with the following provisions being available only to a Shareholder acquiring all of the Shares held by
1     Note to draft: Any New Party should explicitly agree to the SPA clause on the Wyre related non-pro rata distributions.

Vodafone or its transferees: Clause 1.5, Clause 3, Clause 6, Clause 7, Clause 8.5, Clause 12 and Clause 13.
3.The New Party warrants and undertakes to the Company and to each of the other Shareholders (and each other person who may from time to time expressly adhere to the Shareholders’ Agreement) in the terms set out in Clause 16 of the Shareholders’ Agreement, but so that such warranties and undertakings shall be deemed to be given on the date of this Deed and shall be deemed to refer to this Deed of Adherence as well as the Shareholders’ Agreement.
4.The address and e-mail address of the New Party for the purpose of Clause 23 (Notices) of the Shareholders’ Agreement shall be as follows:
New Party
Address:        [•]
E-mail:        [•]
For the attention of:    [•]
5.The New Party’s agent for service of process for the purposes of Clause 34 (Agent for Service of Process) shall be [•], whose address is [•].
6.This Deed and any non-contractual obligations arising out of, or in connection with, it shall be governed by, and interpreted in accordance with, English law.
7.ICC Arbitration
(a)Any dispute arising out of or in connection with this Deed, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration under the Rules of Arbitration of the International Chamber of Commerce, which Rules are deemed to be incorporated by reference into this Clause.
(b)The tribunal shall consist of three arbitrators. The parties to the Dispute shall each nominate one arbitrator, provided that where there are multiple claimants or multiple respondents, the multiple claimants jointly and the multiple respondents jointly shall nominate an arbitrator. The third arbitrator, who shall be the presiding arbitrator on the tribunal, shall be nominated by agreement of the parties to the Dispute or, if the parties fail to agree on a nomination within twenty (20) Business Days of the nomination date of the second arbitrator, the third arbitrator shall be selected and appointed by the ICC Court.
(c)The seat, or legal place, of the arbitration shall be London, the United Kingdom.

(d)The language to be used in the arbitral proceedings shall be English.
(e)The parties to the Dispute undertake to keep confidential all awards rendered in the arbitration proceedings, all materials in the arbitration created for the purpose of the arbitration and all other documents produced by another party in the proceedings that are not otherwise in the public domain, save and to the extent that disclosure is required pursuant to a legal duty, to protect or pursue a legal right, or to enforce or challenge an award in legal proceedings before a state court or other legal authority.
(f)Notwithstanding the parties’ arbitration agreement in this paragraph 7, if a party applies to any competent court for the commencement of winding up, administration or other insolvency proceedings in respect of the other party on the basis of an alleged debt claim arising out of or in connection with this Deed, that court shall have jurisdiction to make a ruling pertaining to the merits of the debt claim if and to the extent required under applicable Law in order for the court to determine such application, and no party shall argue to the contrary. For the avoidance of doubt, the making of such an application to court shall not constitute a breach of the arbitration agreement in this paragraph 7.

IN WITNESS WHEREOF this Deed has been duly executed the day and year first above written.

EXECUTED [and DELIVERED]    )    _________________________
as a DEED by [New Party]    )    Director
acting by two directors/a director and     )
the secretary        )    _________________________
            [Director/Secretary]
OR

EXECUTED [and DELIVERED]    )    _________________________
as a DEED by [New Party]    )    Director
acting by [director], a     )
director, in the presence of     )    _________________________
[witness]        )    Witness
            Name:
            Address:
            Occupation:
OR
SIGNED as a DEED [and DELIVERED]    )    _________________________
on behalf of [New Party], a company    )    [Director]
incorporated in [jurisdiction] by [•] [and    )
[•]] being [a] person[s] who, in    )
accordance with the laws of the territory,    )
[is/are] acting under the authority of     )    _________________________
[New Party]        )    [Director]

Schedule 4
Definitions and Interpretation
1.Definitions. In this Agreement, the following words and expressions shall have the following meaning:
A Shares has the meaning given in Recital (A);

Additional Funding means any additional funding requested by the Company from the Shareholders by way of issuance of New Shares or the raising of Shareholder Loans in accordance with Clause 5;

Affiliate means, in relation to any person or entity (the relevant person):
(a)any person Controlled by the relevant person (whether directly or indirectly);
(b)any person Controlling (directly or indirectly) the relevant person;
(c)any person Controlled (whether directly or indirectly) by any person Controlling the relevant person, but in respect of a Shareholder and/or its other Affiliates, shall exclude the Group Members;
Agreed Form means, in relation to a document, the form of that document which has either been (i) attached to this Agreement or (ii) confirmed as agreed by an exchange of emails by or on behalf of the Parties on or prior to the date of this Agreement for the purpose of identification (in each case with such amendments as may be agreed in writing by or on behalf of the Parties);
Announcement has the meaning given in Clause 19.1;
Anti-Corruption Laws means all Laws applicable to each Group Member, the respective Party or the Parties to this Agreement relating to anti-bribery or anti-corruption (governmental or commercial), including (without limitation) (i) articles 177, 177a, 178a and 328ter of the Dutch Criminal Code, (ii) the UK Bribery Act of 2010, (iii) the US Foreign Corrupt Practices Act of 1977, as amended, re-enacted or replaced from time to time, and the rules and regulations issued thereunder and (iv) all national and international Laws adopted pursuant to the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and the UN Convention Against Corruption;
Annual Company Service Revenue means an amount equal to the fees payable or to be paid on an annual basis by LG and any of its Affiliates to the Group Members for services provided by any Group Member to LG and its Affiliates less the operating costs directly attributable to the provision of such services;

Annual LG Service Charges means the total aggregate fees per annum payable by the Group Members in respect of all services provided by LG and any of its Affiliates to the Group Members under all Related Party Agreements (exclusive of VAT);

Anti-Money Laundering Laws means all Laws applicable to each Group Member, the respective Party or the Parties or to this Agreement relating to anti-money laundering or terrorism financing including (i) Directive 2005/60/EC of the European Parliament and of the Council of 26 October 2005 on the prevention of the use of the financial system for the purpose of money laundering and terrorist financing as amended from time to time, (ii) the UK Proceeds of Crime Act 2002, (iii) the UK Money Laundering, Terrorist Financing and Transfer of Funds (Information on the Payer) Regulations 2017 and (iv) any other anti-money laundering or terrorism financing Law or regulation of the United States or the European Union or its Member States applicable to the Group Members, the respective Party or Parties or to this Agreement, in each case as amended from time to time;
Articles means the Company’s articles of association (statuten), as amended from time to time;
Audit has the meaning given in Clause 1.26;
B Shares has the meaning given in Recital (A);
Bankers has the meaning given in Clause 13.1(a);
Base Annual LG Service Charges means: (a) in respect of the first Financial Year ending after the Effective Date, an amount of EUR [***]; and (b) in respect of each Financial Year thereafter, an amount (in EUR) equal to the Base Annual LG Service Charges applicable in respect of the immediately preceding Financial Year plus the aggregate LG Pass-Through Costs incurred in the immediately preceding Financial Year, in each case, exclusive of VAT;
Base Company Service Revenue means: (a) in respect of the first Financial Year ending after the Effective Date, an amount of EUR [***]; and (b) in respect of each Financial Year thereafter, an amount (in EUR) equal to the Base Company Service Revenue applicable in respect of the immediately preceding Financial Year plus the aggregate Group Pass-Through Costs incurred in the immediately preceding Financial Year, in each case, exclusive of VAT;
Board has the meaning given in Clause 1.1(a);
Business Day means a day other than a Saturday or Sunday or public holiday in England and Wales, the Netherlands or Belgium on which banks generally are open in London, Amsterdam and Brussels for general commercial business;
Cash Equivalent Value means, in the case of any non-cash consideration other than Marketable Securities, the value (in EUR) equal to the consideration ascribed to such non-cash consideration pursuant to any definitive transaction documents entered into between LG and the Drag Purchaser, or, in the absence of such ascribed value, the fair market value of such non-cash consideration as determined by the Bankers in accordance with Clause 13.1 and Clause 13.2;
Catch-up Period has the meaning given in Clause 5.4;
Catch-up Shareholder has the meaning given in Clause 5.4;
Closing Date BeneluxCo Group Companies has the meaning given in the SPA;
Company means Liberty Global Holding B.V.;
Confidential Information has the meaning given in Clause 20.1;
Control means, with respect to the relationship between two or more entities:
(a)the ownership of more than 50 per cent of the share capital and voting rights of an entity; or
(b)the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of an entity through the ownership of voting shares; or
(c)the power to appoint a majority of the members of the board of directors or managers of an entity; or
(d)being entitled to exercise a dominant influence over an entity (otherwise than solely as a fiduciary) by virtue of the provisions contained in its constitutional documents or, in the case of a trust, trust deed pursuant to applicable governance rights or delegated authority in respect of such entity or pursuant to an agreement with other shareholders, partners, members or beneficiaries of the entity, and Controlled, and Controlling, shall be defined accordingly;
Data Protection Laws means, to the extent applicable to the respective Group Member, the Parties or to this Agreement (i) the General Data Protection Regulation (Regulation (EU) 2016/679), (ii) the e-Privacy Directive (Directive 2002/58/EC), and (iii) all equivalent applicable data protection, privacy and information security Laws and regulations, together with all national implementing legislation, applicable codes of conduct and practice and practice, guidance and opinions relating to data protection, privacy and information security issued in any relevant jurisdiction by, or with the approval of, any Governmental Entity which has authority over the Group, the Parties or to this Agreement;
Deed of Adherence means a deed of adherence to this Agreement, substantially in the form set out in Schedule 3 (Deed of Adherence), which shall include provisions to ensure that a new Shareholder is bound by equivalent obligations as the Shareholders as at the Effective Date, to be executed by any person who becomes the holder of any Share that is not already a Party to this Agreement;
Directors has the meaning given in Clause 1;
Dispute means a dispute arising between the Parties out of or in connection with this Agreement, including disputes arising out of or in connection with:
(a)the creation, validity, effect, interpretation, termination, performance or non-performance of, or the legal relationships established by, this Agreement;
(b)claims for set-off and counterclaims; and
(c)any non-contractual obligations arising out of or in connection with this Agreement;
Drag Along Notice has the meaning given in Clause 11.1;
Drag Documents has the meaning given in Clause 11.2(b);
Drag PoA has the meaning given in Clause 11.2(b);
Drag Purchaser has the meaning given in Clause 11.1;
Drag Sale has the meaning given in Clause 11.1;
Drag Shareholder has the meaning given in Clause 11.1;
Drag Terms has the meaning given in Clause 11.2(a);
EBITDAaL means, for any period of twelve months ending on the last day of the relevant Financial Year, the earnings before interest, tax, depreciation and amortization, as reported externally by the Company in the audited annual financial statements of the Group for the relevant Financial Year, calculated in accordance with US GAAP and the Company’s consistently applied accounting policies and customary adjustment practices, as adjusted by deducting charges related to leases (including leases recognised under ASC 842);
Effective Date means the date of this Agreement;
Emergency Funding Event means a condition, circumstance or situation that arises or occurs, which:
(a)could reasonably be expected to lead to a liquidity shortfall within the Group within the following fifteen (15) Business Days and such liquidity shortfall could reasonably be expected to have an adverse effect on the Group as a whole;
(b)is a Group Insolvency Event that has occurred and is continuing; or
(c)results in a breach (which has not been unconditionally waived by the relevant lender, agent or other party) of a financial covenant under any of the Finance Agreements, that has occurred and is continuing, or such breach could reasonably be expected to take place within the following fifteen (15) Business Days if no action is taken, and such breach could reasonably be expected to have a material and adverse effect on the Group as a whole;
Equity Proportion means, in connection with any Additional Funding, in relation to a Shareholder, a fraction (expressed as a percentage) of: (a) the number of Shares held by that Shareholder immediately prior to the proposed Additional Funding (excluding any Shares held pursuant to a Management Incentive Plan) in the numerator; and (b) the aggregate number of Shares in issue immediately prior to the proposed Additional Funding (excluding any Shares held pursuant to a Management Incentive Plan) in the denominator;
Excess New Shares has the meaning in paragraph 1 of Schedule 2 (Pre-emption on Issue);
Exempted Issue has the meaning given in Clause 5.3;
Exempted Issue Subscriber means the Shareholder(s) subscribing for New Share(s) as part of an Exempted Issue referred to in Clause 5.3(b), Clause 5.3(c), Clause 5.3(d) and Clause 5.3(e);
Exit means a Sale, Listing or a Winding Up, as the case may be;
Expert means an individual at an independent firm of chartered accountants or independent consultancy firm (including ADL Consultancy, Boston Consulting Group and a consultancy arm of an independent firm of chartered accountants) of international reputation;
Finance Agreements means any agreement or instrument for debt facilities, commercial paper facilities, overdraft facilities, letters of credit, notes, bonds, debentures or other indebtedness entered into, or instrument issued, by a Group Member as obligor from time to time, excluding any such agreement or instrument between a Group Member, on the one hand, and another Group Member, a Shareholder or an Affiliate of a Shareholder, on the other hand;
Financial Year means a financial period of the Company commencing on 1 January and ending on 31 December;
Financial Terms means any provisions of a contract that relate to price, payment, fees or other monetary obligations;
Fiscal Unity Entity means each entity included in the fiscal unity (fiscale eenheid) with the Company as at the day prior to the date of this Agreement in accordance with article 15 of the Dutch Corporate Income Tax Act (wet op de vennootschapsbelasting 1969) (in each case until the Company has elected for any such entity to no longer be treated as a Fiscal Unity Entity) or such other entity that will be designated by the Company as being a Fiscal Unity Entity on or after the date of this Agreement;

Free Cash Flow means, for any period of twelve months ending on the last day of the relevant Financial Year, the free cash flow as reported externally by the Company in the audited annual financial statements of the Group for the relevant Financial Year, with the relevant components of free cash flow being calculated in accordance with US GAAP;
General Meeting means any general or extraordinary meeting of the Shareholders (algemene vergadering van aandeelhouders);
Governmental Entity means:
(a)the government of any jurisdiction (including any national, state, municipal or local government or any political or administrative subdivision thereof) and any department, ministry, agency, instrumentality, court, central bank, commission or other authority thereof, including without limitation any entity directly or indirectly owned (in whole or in part) or controlled thereby;
(b)any public international organisation or supranational body (including without limitation the European Union) and its institutions, departments, agencies and instrumentalities; and
(c)any quasi-governmental or private body or agency lawfully exercising, or entitled to exercise, any administrative, executive, judicial, legislative, regulatory, licensing, competition, Tax, importing or other governmental or quasi-governmental authority;
Group means the Company and its direct and indirect subsidiaries from time to time (excluding, for the avoidance of doubt, the IoT IMSI JV and any of its direct and indirect subsidiaries) (and each of them a Group Member);
Group Employee means any individual employed by, or under equivalent self-employment in, or a full-time director or member of the management board (with full-time for these purposes referring to a person who is required to devote substantially the whole of their time to the service of the relevant Group Member) of, any Group Member from time to time;
Group Insolvency Event means:
(a)the entry by any Group Member into any insolvency, winding up, liquidation, administration, creditor protection or analogous process (other than for the purpose of a solvent amalgamation or reconstruction) and that process is not terminated or discharged within thirty (30) Business Days;
(b)the application by any Group Member for any insolvency, winding up, liquidation, administration, creditor protection or analogous process (other than for the purpose of a solvent amalgamation or reconstruction);
(c)the taking of possession of any Group Member’s assets, which are material to the operation of the business of the Group, by any third party holder of security which is not lifted or suspended within a period of twenty (20) Business Days; or
(d)the making by any Group Member of any arrangement, composition or compromise with its creditors and including bankruptcy (faillissement), suspension of payments (surseance van betaling) or other insolvency, voluntary or judicial liquidation, in particular the appointment of a trustee in bankruptcy (curator), administrator (bewindvoerder) or other similar officer, in each case, which could reasonably be expected to have a material and adverse effect on the Group taken as a whole;
Group Pass-Through Costs means the pass-through of any demonstrable increased charges or costs (exclusive of VAT) that any Group Member is required to pay to a bona fide unrelated third party under the terms of any relevant third party contract in relation to their provision of services to LG and its Affiliates;
Higher Number has the meaning given in Clause 13.1(d)(ii);
IoT IMSI JV means VZ Maple B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) with corporate seat (statutaire zetel) in Utrecht, the Netherlands and its office address at Boven Vredenburgpassage 128, 3511 WR Utrecht, registered with the Trade Register of the Dutch Chamber of Commerce under number 42051175;
IoT Shareholders’ Agreement means the shareholders’ agreement in relation to the IoT IMSI JV to be entered into on or around the date of this Agreement, amongst others, Vodafone Europe, IoT IMSI JV and Ziggo B.V., as amended from time to time;
IFRS means the International Financial Reporting Standards as adopted by the European Union;
Indirect Sale has the meaning given in Clause 10.7;
Interest means any legal, beneficial or other proprietary or economic interest of any kind whatsoever in or to any Share or any right to control any of the voting or other rights attributable to any Share;
ISP means the Vodafone / Liberty Global Post-Divestment Information-Sharing Protocol (Vodafone Minority Shareholding) entered into between Vodafone and LG (and/or their relevant Affiliates) on or around the date of this Agreement, and governing, among other things, the exchange of CSI between Vodafone and LG in connection with Vodafone’s shareholding in the Company;
Issue Notice has the meaning given in paragraph 1(b) of Schedule 2 (Pre-emption on Issue);
Law means any applicable statute, law, by-law, rule, regulation, guideline, ordinance, code, policy, order, decree or rule of common law issued,

administered or enforced by any Governmental Entity, any form of delegated legislation, any treaty or international convention or any judicial or administrative interpretation thereof including the rules of any stock exchange, including Anti-Corruption Laws, Anti-Money Laundering Laws, Data Protection Laws, Trade Compliance Laws and Supply Chain Laws;
Leverage Ratio means (i) to the extent reported externally by the Company in the audited annual financial statements of the Group for the relevant Financial Year, the “net leverage ratio” contained in the relevant audited annual financial statements of the Group for that Financial Year, (ii) only to the extent limb (i) of this definition does not apply, to the extent reported externally by the Company in the audited annual financial statements of the Group for the relevant Financial Year, the gross leverage contained in the relevant audited annual financial statements of the Group for that Financial Year, as adjusted to deduct any cash and cash equivalents, or (iii) only to the extent limbs (i) and (ii) of this definition do not apply, the ratio of (a) Net Indebtedness (as at the last day of the relevant Financial Year), to (b) EBITDAaL;
LG means Liberty Global and/or any of its Affiliates (if any) that hold Shares;
LG Class A Shares means Class A common shares in the capital of Liberty Global Ltd. trading (as at the date of this Agreement) under the symbol LBTYA;
LG Class B Shares means Class B common shares in the capital of Liberty Global Ltd. trading (as at the date of this Agreement) under the symbol LBTYB;
LG Class C Shares means Class C common shares in the capital of Liberty Global Ltd. trading (as at the date of this Agreement) under the symbol LBTYK;
LG Competitor means any person that is carrying on, engaged in or interested in (or whose Affiliates are carrying on, engaged in or interested in) the business of operating and maintaining in the Netherlands, Belgium and Luxembourg as a network operator, mobile virtual network operator, reseller or other provider, whether to retail, enterprise or wholesale customers: (i) fixed line telecommunications services; (ii) mobile telecommunications services; (iii) fixed line or mobile broadband telecommunications services; (iv) pay television platform services; (v) video on demand services; and (vi) the production, ownership and licensing of sports channels (for so long as the businesses in (i) to (vi) are carried on by the VZ Group);
LG DPDs means the data processing deeds to be entered into in connection with the LG Services Agreements, being (1) the data processing deed for the Framework Services Agreement between Liberty Global Technology Services BV and PlatformCo for the provision of technical services by Liberty Global Technology Services BV, (2) the data processing deed for the Framework Services Agreement between

PlatformCo and Liberty Global Technology Services B.V. for the provision of certain services (including platform control and management, product roadmap definition and production oversight, fixed and mobile network architecture and design, digital workplace and technical support) by PlatformCo, (3) the data processing deed for the Corporate Services Agreement between Liberty Global Europe Ltd and the Company and (4) the data processing deed for the Procurement Master Services Agreement between Liberty Blume Procurement Solutions Limited and the Company, in each case in the Agreed Form;
LG Pass-Through Costs means the pass-through of any demonstrable increased charges or costs (exclusive of VAT) that LG and its Affiliates are required to pay to a bona fide unrelated third party under the terms of any relevant third party contract in relation to their provision of services to the Group Members, which shall not exceed in any Financial Year an amount equal to EUR [***] (exclusive of VAT) in aggregate across all services provided by LG and its Affiliates to the Group Members under all Related Party Agreements;
LG Services Agreements means the service agreements to be entered into between LG and the Closing Date BeneluxCo Group Companies, being (1) the Framework Services Agreement between Liberty Global Technology Services BV and PlatformCo for the provision of technical services by Liberty Global Technology Services BV, (2) the Framework Services Agreement between PlatformCo and Liberty Global Technology Services B.V. for the provision of certain services (including platform control and management, product roadmap definition and production oversight, fixed and mobile network architecture and design, digital workplace and technical support) by PlatformCo, (3) the Corporate Services Agreement between Liberty Global Europe Ltd and the Company and (4) the Procurement Master Services Agreement between Liberty Blume Procurement Solutions Limited and the Company, in each case in the Agreed Form;
Listing means the Company’s (or the Listing Entity’s) listing on a recognized regulated stock exchange, which may include a Spin-Off, an initial public offering or other similar structure or any other structure whereby some or all of the Shares (or equivalent shares in the capital of the Listing Entity) become publicly traded and will, subject to a Post-Listing Lock-In Period, allow the Shareholders (including Vodafone) to realise their Shares (or equivalent shares in the capital of the Listing Entity) subject further to the terms and conditions of the Listing;
Listing Entity means any new holding company of the Group or a resulting entity of a Spin-Off which is established for the purposes of planning for a Listing in accordance with the terms of this Agreement and in which the Company’s share capital structure as between the Shareholders (principally the economic and voting rights) is replicated (as nearly as may be) or is in accordance with provisos (i) and (ii) to Clause 12.6, and whose shares shall be the subject of the Listing;
Lower Number has the meaning given in Clause 13.1(d)(ii);

M&A Transaction means any transaction whereby the Company (directly or through a Group Member) acquires shares in or from, or assets from, a bona fide third-party seller (including by way of merger or demerger or other transaction structure);
Management Incentive Plan means any new or revised management incentive plan for Share participation by Group Employees, which has been approved by the Board;
Marketable Securities means equity securities which are freely and publicly traded on a daily basis on a recognised regulated stock exchange without any restrictions, whether under contract, the constitutional documents of the relevant issuer or applicable securities laws, excluding, for the avoidance of doubt, any debt, hybrid or derivative securities or instruments;
Net Indebtedness means (without double counting) as at any date of calculation and determined in accordance with US GAAP, the aggregate outstanding principal amount of indebtedness of the Group (on a swapped basis) in respect of (i) borrowed money and debit balances at banks or other financial institutions, (ii) any bond, note, loan or similar debt instrument, (iii) documentary credit facilities, and (iv) guarantees in respect of indebtedness of any person falling within any of paragraphs (i) to (iii) above, including, without limitation, financial indebtedness arising under any vendor financing facility, asset securitisation programme and/or receivables factoring or discounting transaction (or its equivalent in each case) and any related credit support, but excluding all lease liabilities (whether or not accounted for as leases under ASC 842), and shall be calculated net of (i) unrestricted cash and cash equivalents and (ii) any permitted cash‑posted collateral, in each case to the extent reflected in the consolidated financial statements of the Group prepared in accordance with US GAAP;
New Party has the meaning given in Schedule 3 (Deed of Adherence);
New Shares means any additional Shares issued or granted by the Company after the Effective Date;
Parties means the parties to this Agreement from time to time (including any person who at the relevant time is a party to, or has agreed (by executing a Deed of Adherence) to be bound by, this Agreement);
Pillar Two Calculation has the meaning given in Clause 15.7;
Pillar Two Consolidated Entities has the meaning given in Clause 15.7;
Pillar Two Rules means:
(a)the model rules published by the Organisation for Economic Co-operation and Development in the document, Tax Challenges Arising from the Digitalisation of the Economy – Global Anti-Base Erosion Model Rules (Pillar Two): Inclusive Framework on BEPS on 20 December 2021, together with the associated Commentary and

Administrative Guidance issued by the OECD , each as amended, revised or replaced from time to time; and
(b)any national legislation imposed in compliance with the same (including, without limitation, the Dutch Minimum Tax Act 2024 (Wet minimumbelasting 2024));
Pillar Two Tax means any Tax imposed in accordance with any Pillar Two Rules including (for the avoidance of doubt) any Qualified Domestic Minimum Top-up Tax (as defined in the Pillar Two Rules);
Pillar Two Tax Benefit has the meaning given in Clause 15.7;
Pillar Two Tax Disbenefit has the meaning given in Clause 15.7;
Pillar Two Tax Liability means a liability of any Group Member to make or suffer a payment of Pillar Two Tax or an amount in respect of Pillar Two Tax (including, for the avoidance of doubt, any Pillar Two Tax which is suffered by reason of the disallowance of any deduction or relief), regardless of whether such liability arises due to the operation of an IIR, UTPR or Qualified Domestic Minimum Top-up Tax (as such terms are defined in the Pillar Two Rules);
PlatformCo means Ziggo Tech Services B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) with corporate seat (statutaire zetel) in Amsterdam, the Netherlands and its office address at Boeingavenue 53, 1119PE Schiphol-Rijk, the Netherlands, registered with the Trade Register of the Dutch Chamber of Commerce under number 95681124;
Post-Listing Lock-In Period means the period commencing on the implementation date of a Listing and ending on the date with is six (6) months after the implementation date of a Listing;
Pre-emption Period has the meaning given in paragraph 1(b)(iv) of Schedule 2 (Pre-emption on Issue);
Pre-Listing Lock-In Period means the period commencing on the Effective Date and ending on the earlier of: (i) the date which is eighteen (18) months after the Effective Date; and (ii) the date of a Listing;
Related Party Agreement means an arrangement or agreement between any Group Member, on the one hand, and LG or any of its Affiliates (excluding, for the avoidance of doubt, Wyre Holdco BV or any of its subsidiaries at any moment in time) on the other hand, excluding, for the avoidance of doubt, any Shareholder Loan, the SPA and this Agreement;
Related Party Agreement Action means any of the following:
(a)entry into of a Related Party Agreement;
(b)amendment or variation of a Related Party Agreement;

(c)waiver of a Group Member’s rights under a Related Party Agreement;
(d)termination of a Related Party Agreement;
(e)addition of a new service to a Related Party Agreement; or
(f)renewal or extension of a Related Party Agreement;
Relevant Condition means, in relation to a Transfer of Shares, any condition that the completion of such Transfer shall be subject to obtaining any mandatory anti-trust or other regulatory approval or consent that may be required at the relevant time from, or under, any applicable Law;
Relevant Person Banker has the meaning given in Clause 13.1(a);
Relevant Persons means, in relation to the determination of the fair market value of any non-cash consideration (other than Marketable Securities) pursuant to Clause 11.2(a)(iv), LG and the relevant Drag Shareholder;
Representative has the meaning given in Clause 20.1;
ROFO Floor Price has the meaning given in Clause 9.2;
ROFO Notice has the meaning given in Clause 9.1;
ROFO Offer Notice has the meaning given in Clause 9.2;
ROFO Offer Period has the meaning given in Clause 9.2;
ROFO Offer Terms has the meaning given in Clause 9.2;
ROFO Shareholder has the meaning given in Clause 9.1;
ROFO Shares has the meaning given in Clause 9.1;
Sale means the disposal (whether through a single transaction or a series of transactions) of all or substantially all of the Shares or the assets of the Group;
Sanctioned Person means any person, entity, organization or vessel: (i) designated on the OFAC list of Specially Designated Nationals and Blocked Persons, the Sectoral Sanctions Identifications List maintained by OFAC, the Consolidated List of Persons, Groups and Entities Subject to EU Financial Sanctions, or the Consolidated List of Financial Sanctions Targets maintained by Her Majesty’s Treasury, or on any list of targeted persons issued under the economic sanctions Law of any other country (ii) that is, or is part of, a government of a sanctioned territory (iii) owned or controlled by, or acting on behalf of, any of the foregoing (iv) located within or operating from a sanctioned territory or (v) otherwise targeted under any economic sanctions Law;
CSI has the meaning given in the ISP;
Shareholder Loan has the meaning given in Clause 5.6;

Shareholders means those parties to this Agreement which at the relevant time hold Shares including any person who has acquired Shares in accordance with the provisions of this Agreement and who has agreed to be bound by this Agreement by executing a Deed of Adherence (and Shareholder means any one of them), provided always that no Group Member shall be a Shareholder;
Shares means the shares in the capital of the Company, from time to time, and includes any instrument, document or security granted by the Company that confers a right of subscription for, or conversion into, such shares (where applicable), and as at the Effective Date comprises the A Shares and B Shares as set out in Schedule 1 to this Agreement (Capital Structure at the Effective Date);
SPA means the sale and purchase agreement dated 18 February 2026 between, amongst others, Vodafone Europe B.V. (as seller) and the Company (as purchaser) in relation to the acquisition of 50 per cent of the issued share capital of VZ;
Spin-Off means any demerger or spin-off transaction, howsoever implemented, of a Group Member whereby some or all of the entire issued share capital of that Group Member is directly or indirectly distributed to the holders of Shares (and/or the holders of shares in their Ultimate Parent) on a pro rata basis (or as nearly as may be) by reference to their respective holdings of Shares in the Company immediately prior to such demerger or spin-off transaction;
Supervisory Board has the meaning given in Clause 1.1(a);
Supervisory Director has the meaning given in Clause 1.1(a);
Supply Chain Laws means all Laws or restrictions applicable to the Parties or to this Agreement relating to their supply chains, including Laws relating to supply chain due diligence, supply chain transparency or modern slavery;
Surviving Provisions means Clause 6.4, Clause 6.5, Clause 8.5(f), Clause 8.7(c), Clause 8.8(e), Clause 14, Clause 15 to Clause 23, Clause 25 to Clause 28, Clause 30 to Clause 34 and Schedule 4 (Definitions and Interpretation);
Tag Along Notice has the meaning given in Clause 10.3;
Tag Along Right has the meaning given in Clause 10.1;
Tag Documents has the meaning given in Clause 10.6;

Tag PoA has the meaning given in Clause 10.6;

Tag Proportion means:

(a)where the Tag Sale involves a direct Transfer of Shares, a fraction (expressed as a percentage) of: (i) the number of Shares held by LG that are the subject of the Transfer to the Tag Purchaser in the numerator; and (ii) the total number of Shares held by LG immediately prior to such Tag Sale; and
(b)where the Tag Sale involves an indirect Transfer of Shares, a fraction (expressed as a percentage) of: (i) the number of Shares held by LG comprising the indirect Interest that LG is Transferring pursuant to the Tag Sale; and (ii) the total number of Shares held by LG immediately prior to such Tag Sale;
Tag Purchaser has the meaning given in Clause 10.1;
Tag Sale has the meaning given in Clause 10.1;
Tag Shareholder has the meaning given in Clause 10.1;
Tax or Taxation means: (a) taxes on gross or net income, profits and gains, and (b) all other taxes, levies, duties, imposts, and any charges or withholdings in the nature of tax, including any excise, property, value added, sales, stamp, transfer, franchise or payroll taxes (including national insurance or social security contributions), together with all penalties, charges, fees and interest relating to any of the foregoing or to any late or incorrect return in respect of any of them, and regardless of whether such taxes, levies, duties, imposts, charges, withholdings, penalties and interest are chargeable directly or primarily against or attributable directly or primarily to the relevant person or any other person and of whether any amount in respect of them is recoverable from any other person;
Tax Authority means any taxing or other authority (in any jurisdiction) competent to impose any Tax liability, or assess or collect any Tax;
Tax Deduction has the meaning given to that term in Clause 15.3;
Tax Returns means any return, declaration or similar document relating to any Tax and to be submitted to any Tax Authority, including any schedule or attachment thereto;
Telenet Group has the meaning given in Recital (B);
Third Banker has the meaning given in Clause 13.1(a);
Third Number has the meaning given in Clause 13.1(d)(iv)(A);
Third Party Agreement has the meaning given in Clause 9.5(a);
Third Party Right means any interest or equity (including any right to acquire, option or right of pre-emption or conversion) or any mortgage, charge, pledge, lien, assignment, hypothecation, security interest, title retention or any other security agreement or arrangement, or any agreement to create any of the above, in favour of any person other than the relevant Shareholder;
Top-up Tax means the top-up Tax computed in accordance with Chapter 5 of the Pillar Two Rules or the equivalent parts of any national legislation enacting Pillar Two Rules (including any domestic top-up Tax) and imposed pursuant to the Pillar Two Rules;

Trade Compliance Laws means all Laws applicable to the Parties or to this Agreement, relating to economic, financial, or other trade-related sanctions, restrictions, export controls, or embargoes administered by: (i) the United States Government, including the Departments of the Treasury, State and Commerce, (ii) the United Kingdom (including the Office of Financial Sanctions Implementation, the Export Control Joint Unit, HM Revenue and Customs, HM Treasury, the Department of Trade and the Foreign, Commonwealth and Development Office), (iii) the European Union or any European Union member state, (iv) the United Nations or its Security Council, and (v) the Netherlands;
Transfer means, in relation to any Share, to directly or indirectly:
(a)sell, assign, transfer or otherwise dispose of it (or any Interest therein) (including the grant of any option over or in respect of it);
(b)(as the context may require (e.g. not applicable in case the term “Transfer” is used in the context of the drag along or tag along rights)) create or permit to subsist any Third Party Right over it;
(c)direct (by way of renunciation or otherwise) that another person should, or assign any right to, receive it; or
(d)agree, whether or not subject to any condition precedent or subsequent, to do any of the foregoing, and Transferred shall be construed accordingly;
Ultimate Parent means, in relation to a Shareholder, the person (if any) which is not itself subject to Control but which has Control of that Shareholder either directly or through a chain of persons each of which has Control over the next person in the chain;
Unadjusted Pillar Two Tax Liability has the meaning given in Clause 15.7;
US GAAP means accounting principles generally accepted in the United States;
US Tax Election means any tax election, accounting method, filing, claim or notice for US tax purposes (whether federal, state or local), including without limitation any classification of entities for US tax purposes;
VAT means value added tax and any similar sales or turnover tax;
Vodafone means Vodafone Europe and/or any of its Affiliates (if any) that hold Shares;
Vodafone Director has the meaning given in Clause 1.5.
VZ means VodafoneZiggo Group Holding B.V.;
VZ Group has the meaning given in Recital (B);

Winding Up means the winding-up or dissolution of the Company (other than in the context of a solvent bona fide refinancing and/or restructuring of the Group, not resulting in change of Control over the Company); and
Working Hours means 9.30am CET to 5.30pm CET on a Business Day in the place of receipt of a notice.
2.Interpretation. In this Agreement, unless the context otherwise requires:
(a)references to a person include any individual, firm, body corporate (wherever incorporated), government, state or agency of a state or any joint venture, association, partnership, works council or employee representative body (whether or not having separate legal personality);
(b)references to subsidiary shall have the meaning given in section 1159 of the Companies Act 2006;
(c)references to a paragraph, Clause or Schedule shall refer to those of this Agreement unless stated otherwise;
(d)headings do not affect the interpretation of this Agreement; the singular shall include the plural and vice versa; and references to one gender include all genders;
(e)references to any English legal term or concept shall, in respect of any jurisdiction other than England, be construed as references to the term or concept which most nearly corresponds to it in that jurisdiction;
(f)references to Euro, EUR or € are references to the lawful currency from time to time of the Netherlands;
(g)any phrase introduced by the terms including, include, in particular or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;
(h)LG collectively refers to Liberty Global and/or its Affiliates (if any) holding Shares, it being understood that: (i) each of Liberty Global and its Affiliates (if any) holding Shares shall be jointly and severally responsible for all the obligations of LG under this Agreement; and (ii) any rights available to LG under this Agreement may only be exercised by Liberty Global and its Affiliates (if any) holding Shares jointly and not severally; and
(i)Vodafone collectively refers to Vodafone Europe and/or its Affiliates (if any) holding Shares, it being understood that: (i) each of Vodafone Europe and its Affiliates (if any) holding Shares shall be jointly and severally responsible for all the obligations of Vodafone under this Agreement; and (ii) any rights available to Vodafone under this Agreement may only be exercised by Vodafone Europe and its Affiliates (if any) holding Shares jointly and not severally.

3.Enactments. Except as otherwise expressly provided in this Agreement, any express reference to an enactment (which includes any legislation in any jurisdiction) includes references to: (i) that enactment as amended, consolidated or re-enacted by or under any other enactment before or after the date of this Agreement; (ii) any enactment which that enactment re-enacts (with or without modification); and (iii) any subordinate legislation (including regulations) made (before or after the date of this Agreement) under that enactment, as amended, consolidated or re-enacted as described at (i) or (ii) above, except to the extent that any of the matters referred to in (i) to (iii) occurs after the date of this Agreement and increases or alters the liability of Vodafone or LG under this Agreement.
4.Schedules. The Schedules comprise schedules to this Agreement and form part of this Agreement.
5.Inconsistencies. Where there is any inconsistency between the definitions set out in this Schedule 4 (Definitions and Interpretation) and the definitions set out in any Clause of the Agreement or any other Schedule, then, for the purposes of construing such Clause or Schedule, the definitions set out in such Clause or Schedule shall prevail.
6.After-Tax. Any indemnity or obligation to pay (the Payment Obligation) being given or assumed on an “after-Tax basis” or expressed to be “calculated on an after-Tax basis” means that the amount payable pursuant to such Payment Obligation (the Payment) shall be calculated in such a manner as will ensure that, after taking into account:
(a)any Tax required to be deducted or withheld from the Payment; and
(b)the amount and timing of any additional Tax which becomes payable as a result of the Payment being subject to Tax;
(c)the amount and timing of any Tax benefit which is obtained, to the extent that such Tax benefit is attributable to the matter giving rise to the Payment Obligation, the recipient of the Payment is in the same position as that in which it would have been if the matter giving rise to the Payment Obligation had not occurred (or, in the case of a Payment Obligation arising by reference to a matter affecting a person other than the recipient of the Payment, the recipient of the Payment and that other person are, taken together, in the same position as that in which they would have been had the matter giving rise to the Payment Obligation not occurred), provided that the amount of the Payment shall not exceed that which it would have been if it had been regarded for all Tax purposes as received solely by the recipient and not any other person.

7.Costs, expenses, fees, liabilities and Losses: References to “costs”, “expenses”, “fees”, “liabilities” and/or “Losses” (as defined in the SPA) incurred by a person shall not include any amount in respect of VAT comprised in such costs, expenses, fees, liabilities or Losses for which either that person or, if relevant, any other member of the VAT group to which that person belongs is entitled to relief in respect of such VAT.

SIGNATURE
IN WITNESS WHEREOF this Agreement has been duly executed as a DEED on the date which first appears above:
EXECUTED as a DEED by     )    _________________________
Liberty Global Broadband I Limited    )    Name: [***]
            Director
acting by two directors    )

            _________________________
            Name: [***]
            Director

EXECUTED as a DEED

by Vodafone Europe B.V., by a person acting under the company’s authority in accordance with the laws of the territory in which it is incorporated.

Signed: _____________
Name: ______________
Title: _______________

Signed: _____________
Name: ______________
Title: _______________

EXECUTED as a DEED

by Liberty Global Holding B.V., by a person acting under the company’s authority in accordance with the laws of the territory in which it is incorporated.

Signed: _____________
By: Liberty Global Europe Management B.V.
Name: [***]
Title: Director

Signed: _____________
By: Liberty Global Europe Management B.V.
Name [***]
Title: Director